           AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 28, 2002
                                            REGISTRATION STATEMENT NO. 333-72830
================================================================================


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM SB-2
                                 AMENDMENT NO. 5
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                              ATLAS MINING COMPANY
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)


       Idaho                          1044                       82-0096527
(STATE OR OTHER                 (PRIMARY STANDARD              IRS EMPLOYER
JURISDICTION OF             INDUSTRIAL CLASSIFICATION     IDENTIFICATION NUMBER
INCORPORATION OR                  CODE NUMBER)
ORGANIZATION


                             630 EAST MULLAN AVENUE
                               OSBURN, IDAHO 83849
                                 (208) 556-1181
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               WILLIAM T. JACOBSON
                             630 EAST MULLAN AVENUE
                               OSBURN, IDAHO 83849
                                 (208) 556-1181
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER OF
                          AGENT FOR SERVICE OF PROCESS)

                                   Copies to:
                               NIMISH PATEL, ESQ.
                           POLLET, RICHARDSON & PATEL
                         10900 WILSHIRE BLVD., SUITE 500
                          LOS ANGELES, CALIFORNIA 90024
                                 (310) 208-1182

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                                   CALCULATION OF REGISTRATION FEE

--------------------------- ---------------- ---------------------- ------------------------- ------------------------
                                                  PROPOSED
   TITLE OF EACH CLASS                            MAXIMUM
   OF SECURITIES             AMOUNT TO BE     AGGREGATE OFFERING       MAXIMUM AGGREGATE             AMOUNT OF
   TO BE REGISTERED          REGISTERED(1)    PRICE PER SHARE(2)         OFFERING PRICE          REGISTRATION FEE
--------------------------- ---------------- ---------------------- ------------------------- ------------------------
Common Stock Offered by        6,000,000             $.25                  $1,500,000                $375.00*
Atlas Mining Company

--------------------------- ---------------- ---------------------- ------------------------- ------------------------
Common Stock Offered by
Selling Securityholders         740,000              $.25                   $185,000                  $46.25*

--------------------------- ---------------- ---------------------- ------------------------- ------------------------
          Total                6,740,000                                   $1,685,000                $421.25*
--------------------------- ---------------- ---------------------- ------------------------- ------------------------

(1) Pursuant to Rule 416 of the Act, this registration statement also covers such indeterminate additional shares of common stock as may become issuable as a result of stock splits, stock dividends or other similar events.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).

* Amount was previously paid by Registrant under separate SB-2 Registration Statement filed on November 15, 1999 (SEC File Number 333-90895). The Registration Statement as filed was subsequently withdrawn on October 24, 2001.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHARE THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this Prospectus is not complete and may be changed. We may not sell these Securities until the Registration Statement filed with the Securities and Exchange Commission becomes effective. This Prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                   SUBJECT TO COMPLETION, DATED JUNE 28, 2002



                                     ATLAS
                                     MINING
                                    COMPANY


                                   PROSPECTUS

                              ATLAS MINING COMPANY

        6,000,000 SHARES OF COMMON STOCK OFFERED BY ATLAS MINING COMPANY

       740,000 SHARES OF COMMON STOCK OFFERED BY SELLING SECURITYHOLDERS

This prospectus covers the sale of 6,000,000 shares of our common stock of Atlas Mining Company. Atlas Mining Company may offer and sell these shares from time to time pursuant to this prospectus. We are offering up to a total of 6,000,000 shares of common stock on a best efforts basis, for maximum aggregate offering proceeds of $1,500,000. The offering price is $0.25 per share and there is no minimum number of shares that we have to sell. There will be no escrow account. We will immediately use all money received from the offering.

Concurrent with this offering, we are registering 740,000 additional shares of common stock for sale by selling securityholders. The current offering price is $0.25 per share, however once our common stock is listed on the OTC BB and there is an established market for the shares the selling securityholders may wish to sell their shares in the open market at prevailing market prices or in privately negotiated transactions.


Our common stock is quoted on the OTC Pink Sheet under the Trading Symbol "ALMI." On June 25, 2002, the average of the bid and asked prices of the common stock on the Pink Sheet was $0.13 per share.


INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD INVEST IN OUR COMMON STOCK ONLY IF YOU CAN AFFORD TO LOSE YOUR ENTIRE INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THIS PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.




                              ---------------------

The information in this prospectus is not complete and may be amended. Neither we, nor the selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is ot soliciting an offer to buy these securities in any state were the offer or sale is not permitted.

The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.


                              ATLAS MINING COMPANY
                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

PROSPECTUS SUMMARY............................................................3
RISK FACTORS..................................................................6
USE OF PROCEEDS...............................................................9
SELLING SECURITYHOLDERS......................................................10
DETERMINATION OF OFFERING PRICE..............................................10
PLAN OF DISTRIBUTION.........................................................12
MANAGEMENT'S DISCUSSION AND ANALYSIS OF PLAN OF OPERATION....................14
DESCRIPTION OF BUSINESS......................................................17
DESCRIPTION OF PROPERTY......................................................22
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS.................26
EXECUTIVE COMPENSATION.......................................................27
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...............................29
MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS.....................30
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...............30
DESCRIPTION OF SECURITIES....................................................31
LEGAL PROCEEDINGS............................................................32
INTEREST OF NAMED EXPERTS AND COUNSEL........................................32
INDEMNIFICATION..............................................................32
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
  FINANCIAL DISCLOSURE......................................................33
INDEX TO FINANCIAL STATEMENTS...............................................

                               PROSPECTUS SUMMARY

THIS SUMMARY HIGHLIGHTS IMPORTANT INFORMATION ABOUT OUR BUSINESS AND ABOUT THE OFFERINGS. BECAUSE IT IS A SUMMARY, IT DOES NOT CONTAIN ALL THE INFORMATION YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES. PLEASE READ THE ENTIRE PROSPECTUS.

         Some of the information in this prospectus contains forward-looking statements, including statements relating to anticipated operating results, growth, and financial resources. The forward-looking statements are based on assumptions, including assumptions of future events. It is likely that some of the assumptions will prove to be incorrect for reasons that include those set forth under "Risk Factors." The actual results and our financial position may vary from those projected or implied in the forward-looking statements, and the variances may be material.

                              ATLAS MINING COMPANY

         We are a natural resource company engaged in the acquisition, exploration, and, if warranted, development of its resource properties in the state of Idaho and Utah. We also provide contract-mining services, specialized civil construction services for mine operators, exploration companies, and the construction and natural resource industries through our trade name "Atlas Fausett Contracting." We were originally incorporated on March 4, 1924 in Idaho and commenced our operation on that date.

         We are attempting to revitalize several previously owned mines and to explore the resources of newly acquired mines. We intend to acquire additional properties near our current mines and elsewhere. In addition to the exploring potential mineral resources, there are also significant harvestable timber resources on our properties.

         We also intend to expand our contract-mining services. These services were originally developed and marketed to provide us with operating revenues. We hope to increase the profit derived from these services and to utilize our expertise in this area to explore our own properties.


                                HOW TO CONTACT US

         Our executive office is located at 630 East Mullan Avenue, Osburn, Idaho 83849. Our telephone number is (208) 556-1181.




                                  THE OFFERING
   Total shares outstanding prior to the offering .....     7,437,283 as of March 31, 2002

   Shares being offered by Atlas Mining................     6,000,000 (Maximum)

   Shares being offered by Selling Security Holders....
                                                            740,000 (Maximum)

   Total shares outstanding after the offering
   (assuming full subscription)........................     13,746,727

   Price per share offered to the public by Atlas
   Mining and Selling Security Holders.................     $0.25

   Total proceeds raised by offering...................     $1,500,000 gross, less offering related expenses
                                                            estimated at $100,000. We will not receive any
                                                            proceeds from the sale of shares by the selling
                                                            securityholders.

   Use of proceeds from the sale of the shares ........     We plan to use the proceeds for exploration of
                                                            existing properties. We will also use the net
                                                            proceeds to payoff existing liabilities and for
                                                            working capital. See "Use of Proceeds."
   Trading Symbol......................................     "ALMI" trading on the OTC Pink Sheet.

   Termination of Offering.............................     Both our offering and the selling shareholder
                                                            offering will terminate on the ninetieth (90th) day
                                                            following the effectiveness of this Registration
                                                            Statement (__________, 2002)

                             SUMMARY FINANCIAL DATA

         The information set forth below for the years ended December 31, 2000 and 2001, and for three months ended March 31, 2002 are derived from the financial statements included elsewhere in this prospectus. The information below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto included elsewhere in this prospectus.

                                                          YEAR ENDED          THREE MONTHS     THREE MONTHS
                                                         DECEMBER 31,         ENDED MARCH 31, ENDED MARCH 31,
STATEMENT OF OPERATIONS DATA:                        2000           2001          2001             2002
                                                 -----------    -----------    -----------      -----------
Revenues......................................   $  784,314     $  689,636     $  491,754       $   62,154
Operating Expenses............................      522,791        657,496        398,809          172,744
Net Loss......................................     (347,243)      (578,283)        92,945           61,216
Loss per common share.........................        ($.06)         ($.09)          $.02             $.01
Weighted average number of common shares
  outstanding.................................    5,846,472      6,057,758      6,010,053        7,055,950

                                                                              THREE MONTHS      THREE MONTHS
                                                  YEAR ENDED DECEMBER 31     ENDED MARCH 31,   ENDED MARCH 31,
BALANCE SHEET DATA:                                 2000           2001           2001              2002
                                                 -----------    -----------    -----------      -----------
       Working capital.......................   ($1,145,274)   ($1,302,123)     ($958,832)       ($449,048)
       Total assets..........................     1,439,196      1,043,376      1,449,518          449,085
       Total liabilities.....................     1,595,731      1,557,527      1,537,858          833,020
       Shareholders' equity .................     ($156,535)     ($514,151)      ($88,340)       ($383,935)

                                  RISK FACTORS

AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING ATLAS MINING AND ITS BUSINESS. ALL FORWARD-LOOKING STATEMENTS ARE INHERENTLY UNCERTAIN AS THEY ARE BASED ON CURRENT EXPECTATIONS AND ASSUMPTIONS CONCERNING FUTURE EVENTS OR FUTURE PERFORMANCE OF ATLAS MINING.

WE ARE CURRENTLY INSOLVENT AND, AS A RESULT, ARE IN DEFAULT ON ONE OF OUR LOANS.

         We have one note payable which is in default, and intend to negotiate with the creditor to settle our debt. We have a note payable to Moss Adams, LLP for accounting services provided to us in 1999 and 2000. The principal of the note is $53,250, with an interest rate of 9%, due in monthly payments of $1,000. The note matured on August 16, 2001. As of June 1, 2002 the current balance, including interest is $61,373. We have settled a note payable to Fausett International Inc. for $53,500, for equipment and supplies. We settled this note by returning the majority of contracting equipment and supplies. This note is to be repaid from the proceeds of this offering. See "Use of Proceeds."

         If we are unable to negotiate a settlement of our debt with Moss Adams, LLP, and we are unable to acquire equipment at a more reasonable rate, it would have a material adverse impact on our ability to conduct business, and our financial position. See our discussion in "Management's Discussion and Analysis
- Liquidity and Capital Resources."

WE HAVE EXPERIENCED ANNUAL OPERATING LOSSES SINCE SEPTEMBER 1997 AND OUR AUDITORS HAVE INDICATED UNCERTAINTY CONCERNING OUR ABILITY TO CONTINUE OPERATIONS AS A GOING CONCERN

         We have experienced annual operating losses since our reactivation in September 1997. As of December 31, 2001, we had an accumulated deficit of $2,821,027. We will need to raise additional capital to continue as a going concern. Our auditors have indicated uncertainty concerning our ability to continue as a going concern. We can not assure you that that our proposed projects and services, if fully developed, can be successfully marketed or that we will ever achieve significant revenues or profitable margins.

WE ARE AN EXPLORATION STAGE COMPANY, AND THERE IS NO ASSURANCE THAT A COMMERCIALLY VIABLE DEPOSIT OR "RESERVE" EXISTS IN ANY OF OUR PROPERTIES.

         We are an exploration stage company and cannot assure you that a commercially viable deposit, or "reserve," exists in any of our exploration properties. Therefore, determination of the existence of a reserve will depend on appropriate and sufficient exploration work and the evaluation of legal, economic, and environmental factors. If we fail to find a commercially viable deposit on any of our properties, our financial condition and results of operations will be materially adversely affected.

WE HAVE NOT RECORDED INCOME FOR OUR EXPLORATION ACTIVITIES, AND MAY NOT DO SO IN THE FUTURE.

         To date, none of our exploration properties have warranted further development, and as a result we have not recorded any income from those activities. Additionally, although our timber harvesting activities have generated revenue, we as a company have not yet generated any profit. We may not be able to develop these activities to commercially viable enterprises or to obtain additional properties that are commercially viable. The commodities extracted from our properties may never generate significant revenues or achieve profitability, which will adversely impact our financial condition.

WE WILL NEED ADDITIONAL FINANCING TO FULLY IMPLEMENT OUR BUSINESS PLAN, AND IF WE FAIL TO OBTAIN ADDITIONAL FUNDING WE MAY NOT BE ABLE TO CONTINUE OUR OPERATIONS.

         Since September 1997, we have focused our efforts on developing our business in underground mine exploration, contracting primarily to companies in the mining and civil industries, and other resource development and property acquisitions. We will need to raise additional capital to implement fully our business plan and establish adequate operations. We cannot assure you that we will be able to recover additional public or private financing, including debt or equity financing, as needed, or, if available, on terms favorable to us. Furthermore, debt financing, if available, will require payment of interest and may involve restrictive covenants that could impose limitations on our operating flexibility. Our failure to successfully obtain additional future funding may jeopardize our ability to continue our business and operations.

WE REQUIRE SUBSTANTIAL FUNDS MERELY TO DETERMINE WHETHER COMMERCIAL MINERAL DEPOSITS EXIST ON OUR PROPERTIES.

         Any potential development and production of our exploration properties depends upon the results of exploration programs and/or feasibility studies and the recommendations of duly qualified engineers and geologists. Such programs require substantial additional funds. Any decision to further expand our operations on these exploration properties will involve consideration and evaluation of several significant factors including, but not limited to:

         o Costs of bringing each property into production, including exploration work, preparation of production feasibility studies, and construction of production facilities;
         o    Availability and costs of financing;
         o    Ongoing costs of production;
         o    Market prices for the minerals to be produced;
         o    Environmental compliance regulations and restraints; and
         o    Political climate and/or governmental regulation and control.

WE DO NOT CARRY INSURANCE ON OUR TIMBER ASSETS AND A SIGNIFICANT LOSS OF STOCK DUE TO FIRE, DISEASE OR OTHER CATASTROPHE MAY MATERIALLY REDUCE THE VALUE OF OUR TIMBER ASSETS.

         We do not carry insurance for fire or disease on its timber reserves due to the prohibitive cost and our limited financial resources. As a result, any catastrophic event may significantly reduce the value of our reserves, and consequently reduce our financial position. The timber industry is affected by lumber price movements and adjustments, downturns in the housing industry, and interest rate movements. These factors can reduce the price of timber and lumber on the open market. A significant decrease in the price of timber may reduce income and therefore reduce the value of our stock.

OUR SUCCESS DEPENDS A LARGE PART ON OUR ABILITY TO ATTRACT AND RETAIN OR HIRE KEY PERSONNEL, WHICH WE MAY OR MAY NOT BE ABLE TO DO.

         To operate successfully and manage our potential future growth, we must attract and retain highly qualified key engineering, managerial and financial personnel. We face intense competition for qualified personnel in these areas, and we cannot assure you that we will be able to attract and retain qualified personnel. If we lose our key personnel, which includes our president, William
T. Jacobson, or are unable to hire and retain additional qualified personnel in the future, our business, financial condition and operating results could be adversely affected. We do not have any employment agreements with any of our officers, directors or employees.

WE MAY NOT BE ABLE TO IMPLEMENT OR MAINTAIN FINANCIAL AND MANAGEMENT SYSTEMS WHICH COULD HAVE A MATERIAL ADVERSE AFFECT ON OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

         If we fail to implement and maintain financial and management information systems, controls and procedures, add internal capacity, facilities and third-party sourcing arrangements or attract, train, retain, motivate and manage effectively our employees, it could have a material adverse effect on our business, financial condition and results of operations.

THE VALUE OF TIMBER ASSETS MAY FLUCTUATE DUE TO CHANGING TIMBER PRICES, WHICH MAY ADVERSELY IMPACT OUR REVENUES AND OUR FINANCIAL POSITION.

         Although we attempt to harvest timber only when the lumber prices merit it, timber is subject to fluctuation in price. To help offset a change in prices, we try to obtain a price agreement with the lumber mills prior to going into any logging program. We do not currently have any agreements with mills. Although we attempt to offset this by obtaining agreements with our purchasing mills prior to beginning our logging, we may not be able to account entirely for price variations, which may result in lower revenues than anticipated.

SHARES YOU PURCHASE WILL HAVE A BOOK VALUE LESS THAN THE PRICE YOU PAID FOR THE STOCK.

         If the offering is fully subscribed, the stock you purchase will have a book value of $0.07 per share. If the offering is not fully subscribed, a lower book value per share will result. The book value will be less than the consideration paid for the shares.

THERE IS COMPREHENSIVE FEDERAL, STATE AND LOCAL REGULATION OF THE EXPLORATION INDUSTRY THAT COULD HAVE A NEGATIVE IMPACT OUR MINING OPERATIONS.

          Exploration operations are subject to federal, state and local laws relating to the protection of the environment, including laws regulating removal of natural resources from the ground and the discharge of materials into the environment. Exploration operations are also subject to federal, state and local laws and regulations which seek to maintain health and safety standards by regulating the design and use of exploration methods and equipment. We require various permits from government bodies for exploration operations to be conducted. We cannot assure you that such permits will be received. No assurance can be given that environmental standards imposed by federal, state or local authorities will not be changed or that any such changes would not have material adverse effects on our activities. Moreover, compliance with such laws may cause substantial delays or require capital outlays in excess of those anticipated, thus causing an adverse effect on us. Additionally, we may be subject to liability for pollution or other environmental damages that we may elect not to insure against due to prohibitive premium costs and other reasons. Management is aware of the necessity of obtaining proper permits prior to conducting any exploration activity. However, at this point we are not close enough to the production stage to start the permitting process. See our "Description of Business - Government Regulation" for further discussion.

APPLICABILITY OF "PENNY STOCK RULES" TO BROKER-DEALER SALES OF OUR COMMON STOCK COULD HAVE A NEGATIVE EFFECT ON THE LIQUIDITY AND MARKET PRICE OF OUR COMMON STOCK.

         Our common stock is listed on the Over-the-Counter Pink Sheets. It is not quoted on any exchange or on NASDAQ, and no other exemptions currently apply. Therefore, the SEC "penny stock" rules govern the trading in our common stock. These rules require, among other things, that any broker engaging in a transaction in our securities provide its customers with the following:

         o    a risk disclosure document,
         o    disclosure of market quotations, if any,
         o disclosure of the compensation of the broker and its salespersons in the transaction, and
         o monthly account statements showing the market values of our securities held in the customer's accounts.

         The broker must provide the bid and offer quotations and compensation information before effecting the transaction. This information must be contained on the customer's confirmation. Generally, brokers subject to the "penny stock" rules when effecting transactions in our securities may be less willing to do so. This may make it more difficult for investors to dispose of our common stock. In addition, the broker prepares the information provided to the broker's customer. Because we do not prepare the information, we cannot assure you that such information is accurate, complete or current.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of shares by the selling securityholders. Assuming the sale of the maximum number of shares offered by Atlas Mining, the net proceeds to us from the sale are estimated to be $1,500,000 before deduction of estimated placement expenses of $100,000. However, we can not assure you of the amount of proceeds that will be raised, if any at all, since this is a best efforts, no minimum offering. The first $100,000 raised from this offering will be applied to legal and accounting fees relating to this offering. The remainder of the proceeds will be applied in the following manner, in the approximate percentages identified in table below:

1. Existing Liabilities. If we raise the full amount, we intend to reduce and/or pay down approximately $400,000 in debts. In descending order of priority we will pay down the following existing debts:

         1. $120,000 to CLS Mortgage Co. for a real estate mortgage collateralized by our Shoshone Co. property
         2. $100,000 of related party debt, the first $53,500 to Fausett International and the remaining $46,500 to William Jacobson
         3. $180,000 of current accounts payable, the first $32,000 to Textron Financial and the remainder to accounts payable

         For further description of the material terms of these debts see our discussion in "Managements Discussion & Analysis - Liquidity and Capital Resources." If the offering is less than fully subscribed, we will pay as many debts as possible to reduce our payments.

2. Exploration of Dragon Mine. When all current liabilities are paid down, we will commence exploration work on the Dragon Mine to confirm the existence of the clay, and to determine whether or not we have a commodity in commercially viable quantities. We intend to drill at least 3 exploration holes to verify previous work done on the property, and complete some engineering work to determine if the property can be mined economically.

3. Working Capital. We will keep an amount in our working capital account to make sure that we can meet our day-to-day obligations in a timely manner over the next 12 months. Please see Risk Factor titled, "If we are unable to manage the future growth of our aggressive business strategy, it may have a material adverse effect on our business, financial condition and results of operations."

                                      MAXIMUM       75% OF      50% OF       25% OF       10% OF
                                     OFFERING      OFFERING    OFFERING     OFFERING     OFFERING
                                     --------      --------    --------     --------     --------
PROCEEDS                            $1,500,000   $1,125,000   $  750,000   $  375,000   $  150,000
APPLICATION OF PROCEEDS
 LEGAL, ACCOUNTING AND OTHER FEES   $  100,000   $  100,000   $  100,000   $  100,000   $  100,000
 PAYOFF EXISTING LIABILITIES        $  400,000   $  400,000   $  350,000   $  150,000
 EXPLORATION OF DRAGON MINE         $  250,000   $  200,000   $  150,000   $   50,000
 WORKING CAPITAL                    $  750,000   $  425,000   $  150,000   $   75,000   $   50,000
TOTAL APPLICATION OF PROCEEDS       $1,500,000   $1,125,000   $  750,000   $  375,000   $  150,000


         While we currently intend to use the proceeds of this offering substantially in the manner set forth above, we reserve the right to reassess and reassign such use if, in the judgment of our board of directors, such changes are necessary or advisable. At present, no material changes are contemplated. Should there be any material changes in the above projected use of proceeds in connection with this offering, we will issue an amended prospectus reflecting the same.

         If we are unable to generate enough proceeds with this offering to repay our current liabilities, we may use some of the registered shares in exchange for the retirement of existing debt in following descending order of importance:

         1.       Legal fees, accounting and other fees related to offering
         2.       Other debt, as indicated above

                             SELLING SECURITYHOLDERS

The following table provides certain information with respect to the selling securityholders' beneficial ownership of common stock as of March 31, 2002 and as adjusted to give effect to the sale of all of the shares in the offering. None of the selling securityholders currently is an affiliate of Atlas Mining and none of them has had a material relationship with Atlas Mining during the past three years, except for William Jacobson, who has been a director since 1993 and CEO since 1997. See "Plan of Distribution." The selling securityholders possess sole voting and investment power with respect to the securities shown.


                                                                            NUMBER OF SHARES BENEFICIALLY
                                NUMBER OF SHARES                                ONWED AFTER OFFERING(1)
                               BENEFICIALLY OWNED       NUMBER OF SHARES     -------------------------------
      NAME                      BEFORE OFFERING          BEING OFFERED       NUMBER OF SHARES  PERCENTAGE
--------------------------     ------------------       ----------------     ---------------  --------------
William T. Jacobson (2)             697,660                 300,000              397,660           3.0%
David W. Keaveny (3)                140,000                 140,000                 0               0%
Jason Genet (3)                     140,000                 140,000                 0               0%
Michael Garza (3)                   140,000                 140,000                 0               0%
Pollet Richardson (4)                20,000                  20,000                 0               0%
                TOTAL              1,137,660                740,000              397,660           3.0%
------------------------------


(1) Assumes that all shares being offered pursuant to this prospectus will be resold by the selling shareholders and none will be held by the selling shareholders for their own accounts.

(2) Mr. Jacobson is our CEO and Chairman of the Board. The shares being offered were issued to Mr. Jacobson in lieu of partial salary.

(3) Messrs. Keaveny, Genet and Garza, are employees of Breakout Investment Marketing Group who have provided certain marketing and advisory services to us. The shares being offered to Messrs. Keaveny, Genet and Garza were issued pursuant to an Investment Marketing Agreement dated October 26, 2000.

     (4) Pollet & Richardson is our legal counsel. The shares being offered were issued to Pollet & Richardson under the Attorney Client Fee Agreement dated September 19, 2001.




                         DETERMINATION OF OFFERING PRICE

OFFERING BY ATLAS MINING:

         There is a limited established public market for the common stock being offered under this prospectus. We are not currently registered on the Over-the-Counter Bulletin Board system or any national exchange. We intend to trade on the OTC Bulletin Board system. However, we are unable to determine the price at which the stock will trade if and when we become eligible on the OTCBB.

         We determined the offering price of the common stock based on several factors: (1) potential investor interest, (2) our current capital needs, and (3) our ability to pay future dividends, although no dividends are contemplated at this time. The offering price should not be considered to bear any relationship to our assets, book value or net worth and should not be considered to be an indication of our value.

OFFERING BY SELLING SECURITYHOLDERS:

         Each selling securityholder is free to offer and sell his or her common shares at such times, in such manner and at such prices as they may determine. The types of transactions in which the common shares are sold may include transactions in the over-the-counter market, if or when it develops, negotiated transactions, the settlement of short sales of common shares through the writing and exercise of options or a combination of such methods of sale. The sales will be at market prices prevailing at the time of sale or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling shareholders have advised us that they have not entered into agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares. The selling shareholders do not have an underwriter or coordinating broker acting in connection with the proposed sale of the common shares. The shares may not be offered or sold in any jurisdiction or qualified for sale in that jurisdiction unless the selling security holders coupled with any exemption or qualification we will pay all of the expenses of the selling security holders, except for any broker dealer or underwriter commissions, which will be paid by security holders.


                                    DILUTION


         Our net tangible book value before taking this Offering into consideration at March 31, 2002, was ($383,935) or ($0.05) per share of common stock. The "net tangible book value" represents the amount of the total tangible assets less the total liabilities of Atlas Mining as of March 31, 2002. Our net tangible book value per share represents the net tangible book value of Atlas Mining divided by the total number of shares of common stock outstanding as of March 31, 2002. The holders of such shares of common stock are referred below as the "Existing Stockholders."

         Without taking into consideration any change in the net tangible book value of Atlas Mining after March 31, 2002 and assuming subscriptions are received and accepted for the maximum number of shares of common stock offered (6,000,000 shares), our adjusted net tangible book value as determined after the receipt of net proceeds from such maximum offering amount, totaling $1,016,065, will be $0.08 per share of common stock. This represents an immediate increase in our net tangible book value of $0.13 per share of common stock to the Existing Stockholders, and an immediate dilution of $0.17 per share to the investors purchasing shares of common stock in this Offering (the "New Stockholders").




The following table illustrates this per share dilution at March 31, 2002:


Offering Price per share of Common Stock........................................      $0.25


Adjusted net tangible book value per share
of Common Stock at March 31, 2002
before this Offering............................................................      ($.05)


Increase attributable to the Offering...........................................      $0.13


Adjusted net tangible book value
per share of Common
Stock after this Offering.......................................................      $0.08

Dilution in adjusted net tangible book
Value per share of Common
Stock to New Stockholders.......................................................      $0.17


         In addition, further dilution could occur in the future due to any contracts we may enter into with third party entities for consulting or other services. Should any additional common stock shares be issued for consulting or other services, you may, after the close of this Offering, continue to experience additional dilution to your investment in Atlas Mining Company. The dilution amount may also increase if less than a maximum offering results, as any number of shares sold will increase the pro forma book value per share.

                              PLAN OF DISTRIBUTION

OFFERING BY ATLAS MINING:

         We are offering up to 6,000,000 shares of our common stock at a price of $0.25 per share to be sold directly by the company, as represented by President, Chief Executive Officer and Director William Jacobson, and will be a self-underwritten best efforts offering. The shares will not be sold through any independent broker dealer or underwriter, so no compensation will be paid with respect to those sales, except for reimbursement of expenses actually incurred on behalf of our company in connection with such activities.

         There is currently a limited market for our shares and no assurances can be given that a more liquid public market for such securities will develop after the closing of this offering or be sustained if developed. While we intend to procure or encourage one or more broker or dealers to act as a market maker for our securities following this offering, no such efforts have yet been undertaken and we cannot assure you that any such efforts will prove successful. As of the date of this prospectus, we have not retained a broker for the sale of securities being offered. In the event that we retain a broker dealer who may be deemed an underwriter, an amendment to our registration statement will be filed.

         The offering will remain open for a period of 90 days, unless the entire maximum offering has been sold prior to that time, or we decide, in our sole discretion, to cease all selling efforts. We have no plans to extend the period of the offering beyond 90 days. Our officers, directors and stockholders and their affiliates may purchase shares in this offering. At this time there are no known arrangements with our officers, directors or affiliates to purchase shares in this offering.

         There is no escrow for any of the proceeds of this offering. Accordingly, we will have use of any proceeds received once a purchase order is received and funds have cleared. The proceeds shall be non-refundable except as may be required by applicable law.

         Subject to the requirements of the Securities Act and applicable state securities laws, we plan to offer and sell the units in Idaho, California, Arizona and Florida, however, we may consider accepting subscriptions from interested investors in other states if it is not unreasonably burdensome to comply with applicable securities law requirements in such states. We plan to promote the offering by issuing press releases and advertising in newspapers and on the radio, and we may distribute request cards and mail copies of our press releases, advertisements and this prospectus to prospective investors in those states. Any radio or television broadcasts and written materials used in connection with the offering and not accompanied or preceded by a prospectus will include only such limited information as is permitted under federal and applicable state law. We also plan to hold informational meetings for potential investors at sites in and around our principal business offices in Idaho. Attendance at a meeting will not be required to purchase shares. The informational meetings are intended to give investors an opportunity to ask questions of the directors and officers and, if they choose, to bring their legal or financial advisors to ask questions and obtain information about our business. All attendees at the informational meetings will receive a prospectus.

         We are selling the units through the efforts of our President Mr. Bill Jacobson, without the use of a registered broker-dealer. Consequently, there may be less due diligence performed in conjunction with this offering than would be performed in an underwritten offering. We consider Mr. Jacobson not to be broker under the Securities Exchange Act of 1934 because he has not been, and will not be in the business of effecting transactions in securities for the accounts of others. His participation in our offering is limited to this transaction, and is not part of a general business of effecting securities transactions. We also believe that he individuals is not a brokers or associated person of a broker under Rule 3a4-1 of the Securities Exchange Act of 1934, for the following reasons:

- He is not subject to a statutory disqualification under the Exchange Act at the time of his participation in the sale of our securities;

- He will not be compensated for his participation in the sale of our securities by the payment of a commission or other remuneration based either directly or indirectly on transactions in securities;

- He has not been, for the past 12 months, and is not presently an associated person of a broker or dealer; and

- He has not participated in the offering of securities for any issuer more than once every 12 months.

Mr. Jacobson may have assistants who may also provide ministerial help, but their activities will be restricted to the following:

- Preparing written communications and delivering such communications through the mails or other means that does not involve oral solicitation of potential purchasers, provided that such written communications have been approved by us;

- Responding to inquiries of potential purchasers in communications initiated by potential purchasers, provided that the content of such communications is limited to information contained in our registration statement; or

-        Performing ministerial and clerical work in effecting any transaction.



                             SUBSCRIPTION PROCEDURES
                             -----------------------

HOW TO SUBSCRIBE

If you desire to purchase our shares of common stock you should:

1. Complete, date and sign the subscription agreement you received with this prospectus, and a form of which is attached as an exhibit to this document;

2. Make a check, bank draft or money order payable to "Atlas Mining Company" in an amount equal to the subscription price of $0.25 times the number of shares you wish to purchase; and

3. Deliver the completed subscription and payment to Atlas Mining at the following address:

                               William T. Jacobson
                      Chairman and Chief Executive Officer
                             630 East Mullan Avenue
                               Osburn, Idaho 83849
                                 (208) 556-1181

         You will not be able to revoke your subscription after you have delivered your executed subscription agreement and payment to us. However, we reserve the right, in our sole discretion, to accept or reject any subscription, in whole or in part for any reason whatsoever, and no subscription agreement is binding on us until accepted. If the offering is over-subscribed, we reserve the right to give preference to subscribers who are residents of the Idaho. We also reserve the right to accept subscriptions on a first-come, first-serve basis or on a prorated basis if we receive subscriptions for more than 6,000,000 shares. If we do not accept all or a portion of a subscription, we will return the unaccepted portion of your subscription funds without interest.

         We will notify you promptly following the closing of the offering whether your subscription has been accepted. If we reject your subscription, we will promptly return your subscription agreement and payment, without interest. If we accept your subscription, your check will be deposited in our general account and will become immediately available for use by us for the purposes described in our "Use of Proceeds" discussion.

         The closing of the offering is subject to our determination to terminate the offering, which is subject to our sole discretion, and we will return your investment with any interest accrued should we decide to terminate the offering prior to closing.

         If we close on the offering, we will deliver a certificate or certificates representing your ownership of our common stock within 60 days of the initial closing. Our officers and directors and their affiliates may purchase shares in this offering on the same terms as other investors. There is no limit to the amount of securities our officers and directors and their affiliates may purchase in this offering, and any such purchases will be investment purposes only and not with the intent of resale.

         If you have any questions about the offering or how to subscribe, please call Mr. William Jacobson, our Chairman and Chief Executive Officer, at
(208) 556-1181. You should retain a copy of the completed subscription agreement for your records. You must pay the subscription price at the time you deliver your subscription agreement.

OFFERING BY SELLING SECURITYHOLDERS:

         The selling securityholders may sell their shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders. They may also receive compensation from the purchasers of common shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both.

         The current offering price is $0.25 per share, however once our common stock is listed on the OTC BB and there is an established market for the shares the selling securityholders who may wish to sell their shares in the open market at prevailing market prices or in privately negotiated transactions.



            MANAGEMENT'S DISCUSSION AND ANALYSIS OF PLAN OF OPERATION

         Our primary source of revenue is generated by our AFC operations. As a result, we are providing Management's discussion on our plan of operation.

PROPERTY EXPLORATION

         We are currently considered an exploration stage company. There is no assurance that a commercially viable mineral deposit exists on any of our properties, and further exploration will be required before any evaluation as to the economic and legal feasibility is determined. We realize that additional expertise will be needed to proceed with the proper steps to move from the exploration stage to development and production stages, as warranted. This will include additional exploration and engineering expenditures.

         Exploration expenditures the past three years for the San Acacio mine were $313,426 in 1999, $48,750 in 2000, and $51,525 in 2001. In 2001 we also had expenditures of $42,882 on the Dragon mine.

         Due to costs of development and exploration, we have not mined the Atlas, Aulbach and Sierra Mines for over 20 years, and further exploration of these properties is required. At this time, we would prefer to conduct a feasibility study estimated at $250,000 on the Dragon Mine in Juab County, Utah.

         We consider the Dragon Mine an exploration stage project. Our entry into the industrial minerals area has just begun. We have furnished samples of halloysite clay extracted from our mine to at least three potential buyers and two distributors. As mentioned in other discussions about the Dragon Mine, we do not intend to start a development or production stage on this property until we can be assured that we have adequate sales to justify a startup and engineering and feasibility studies have been completed.

TIMBER

         We do not intend to acquire any additional timber property at this time. With the amount of timber remaining on Atlas property, we can supplement our revenue stream for the next couple of years.

CONTRACT MINING


         Our contract mining currently constitutes 85% of our revenue. This may decrease as we increase operations on our other owned properties, as warranted, and we intend to adjust our resources accordingly. However, our contract mining will remain a significant portion of our business. In February 2002, we cancelled our equipment purchase agreement with Fausett International, Inc. We returned the majority of our mining equipment in exchange for cancellation of the debt we owed to Fausett International. However, all of the current work being conducted by our contracting entity are labor contracts, and do not require equipment. Should we require additional equipment for future contracting work, we can rent or lease any equipment required at that time. The settlement agreement had no impact on our Atlas Fausett Contracting subsidiary other than the cancellation of debt owed, and the decrease in assets.


RESULTS OF OPERATIONS

         Please refer to our discussions in the sections entitled "Risk Factors" and "Certain Relationships and Related Transactions," as well as the notes to our Financial Statements, for further descriptions of the financing and debt transactions described below.

         THREE MONTHS ENDED MARCH 31, 2002, COMPARED TO THREE MONTHS ENDED MARCH 31, 2001.

         Our operations for the period ended March 31, 2002, and the period ended March 31, 2002, consisted mostly of our contracting work. Non operational activities consisted of the cancellation of the equipment purchase agreement with Fausett International, Inc.


         Our total revenues for the period ending March 31, 2002, were $62,154, which was 87% less than the same period the previous period. Our contracting revenues in the first quarter of 2001 were $491,754 as a result of a contract we had with Cominco American during that period. This contract ended in the second quarter of 2001. We had no timber revenues during both the period ended March 31, 2002 and the period ended March 31, 2001, as timber harvesting is impractical and not cost-effective during winter months due to weather conditions.


         We had no capital expenditures during the period ended March 31, 2002, and the period ended March 31, 2002. The reason for this is because we did not require any additional assets to operate at the current capacity during either period.

         Our interest payments for the period ending March 31, 2002 were $18,738, which was 53% less than for the same period the previous period. The reason for this was the settlement of the equipment purchase agreement with Fausett International, Inc. in the period ended March 31, 2002, resulting in lower interest payments requirements.

         Our general and administrative expenses for the period ended March 31, 2002 were $172,744 or 10% more than the same period in the previous fiscal year. Although there was a decrease in depreciation in the period ended March 31, 2002 as a result of the cancellation of the equipment purchase agreement with Fausett International, Inc. the company experienced higher expenses in professional fees in this period. Our exploration expenses for the period ended March 31, 2002 were 0, while the amount for the same period the previous fiscal year was $19,188. In the period ended March 31, 2001 we had spent funds looking at the Dragon Mine in Juab County, Utah, while in the first same period in 2002, we did not have any expenses.

         Our net profit for the period ended March 31, 2002 was $61,218 or a 33% decrease for the same period the previous fiscal year. The decreased profit for the period ended March 31, 2002 was the result of the cancellation of the equipment purchase agreement with Fausett International, Inc. The profit for the period ended March 31, 2001 was a result of contracting revenues created during that period, while the profits reflected in the period ended March 31, 2002 were the result of adjusting entries and not revenues.

         FISCAL YEAR ENDED DECEMBER 31, 2001 COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 2000.


         Our operations for the period ended December 31, 2001, and the period ended December 31, 2000 consisted mostly of our contracting work and some exploration activities.

         Our total revenues for the period ending December 31, 2001 were $689,636, which is a 12% decrease from the same period the previous fiscal year. The reason for this is due to fewer revenues received in 2001 from both the contracting entity and logging. Our contract mining revenue for the period ending December 31, 2001 was $632,480, a decrease of 2% from the same period of the previous year. Our timber revenue for the period ending December 31, 2001 was $53,144, which is 60% less than the same period the previous year. We logged less in 2001 because the lumber mills were paying less for logs during part of 2001 than in previous year.

         We had no capital expenditures for the period ending December 31, 2001 and December 31, 2000.

         Our interest payments for the period ending December 31, 2001 were $126,870, which is an 8% increase from the same period the previous fiscal year. The reason for this is due to the additional borrowing we have had to do in order to continue operations. In September 2001, we borrowed $120,000 from CLS Mortgage for an additional $6,400 cost and we paid an extra interest payment on the equipment purchase agreement with Fausett International of approximately $7,500.

         Our general and administrative expenditures for the period ending December 31, 2001 were $542,127, which is a 8% increase from the same period the previous fiscal year. The reason for this is attributable to additional costs in 2001 not incurred in 2000 of $20,396 in professional fees, and $21,397 in promotional expenses.

         Our exploration expenses for the period ending December 31, 2001 were $115, 369, which is a 58% increase form the same period the previous fiscal year. In 2001 we expensed additional costs on the Dragon Mine, in Juab County, Utah, a property we picked up in the same year.

         Our net losses for the period ending December 31, 2001 ($578,283), is
1.66 times more than the same period the previous fiscal year. The reason for this is attributed to less revenue in 2001 than in 2000 ($94,678 less), more exploration expenses in 2001 ($66,619 more), and additional general and administrative expenses in 2001 of $38,041. Gross profit on revenues however was 3% higher in 2001 then 2000 (30% in 2001 and 27% in 2000).

LIQUIDITY AND CAPITAL RESOURCES

         To date our activities have been financed primarily through the sale of equity securities as well as revenues from AFC and logging operations. We intend to continue pursuing contracting work and to log our timber properties to help pay for our operations. In 2000 and 2001 the contracting work accounted to about 85% of the total revenues. We have also borrowed from various sources to finance our activities. Our current debt structure is explained below.

         We have a note payable to William Jacobson, an officer and director of the company, payable on demand and bearing no interest. The proceeds of this obligation were used for general working capital. The current amount due as of June 1, 2002 is $155,663.09. We have an unsecured line of credit for $50,000 with Textron Financial at an interest rate of prime plus 6%. The balance of the line of credit at December 31, 2001 and 2000 was $31,937 and $39,503, respectively. The current balance as of June 1, 2002 is $30,251. The funds were used for general working capital and are on a revolving credit line. In 2000, we entered into an agreement with Universal Funding for a secured revolving credit line, immediately payable by accounts receivable. At December 31, 2000, and 2001 the balance of the advances were $38,715 and 0, respectively. The current balance at June 1, 2002 is $11,636. Interest is payable after 90 days at 0.17% daily. The proceeds of this loan are used for payroll. Accounts payable due as of June 1, 2002 are $106,517 for daily operations and taxes owed.


         We have a note payable to Moss Adams, LLP, an accounting firm for $53,250 due in monthly payments of $1,000 with a balloon payment due at maturity. The note matured on August 16, 2001. We intend to negotiate with them regarding terms of repayment. The note was for accounting services provided to us in 1999 and 2000. As of June 1, 2002 our current balance, including interest is $61,373. We also have a note payable to CLS Mortgage Company, due in monthly installments of $1,614, including interest at 16%. The note has a current balance of $119,606.24 and is due in August 2005, secured by the proceeds of our logging activities and collateralized by land and a building on our property in northern Idaho. See "Description of Property - Shoshone County, Idaho." The funds were used for working capital and will be repaid from logging income. We had a note payable, in the amount of $15,000 to Lovon Fausett, who was a director of Atlas Mining, payable on demand and bearing no interest. The proceeds of this note were used for working capital. We also had a note payable to Fausett International due in monthly payments of $15,000, including interest at 8.75% and collateralized by equipment and supplies. This note matured on August 22, 2001. The balance as of December 31, 2001 was $782,741. Lovon Fausett is recently deceased, and as neither he nor his estate are affiliated with the company, we settled both notes by returning the majority of equipment and canceling all Fausett related obligations for $53,500 which is to be repaid from the proceeds of this offering. We will acquire other equipment at a more reasonable rate in order to continue our operations.

         Our principal sources of cash flow are from our timber properties, which averaged $10,000 per month in fiscal year 2000 and $4,400 per month in 2001, and our contract mining, which averaged $53,000 per month in fiscal year 2000 and 2001. In addition we also rely on our credit facilities and any public or private equity issuances we may conduct in the future.

         As of April 1, 2002 we rent office space at 630 E. Mullan Avenue in Osburn, Idaho for $300 per month, on a month to month basis from the Lutheran Church. We do not have a written rental agreement. In 2000 and 2001 we rented from Fausett International, Inc., owned by Lovon Fausett, and paid $2,200 and $15,400 respectively.

         We agreed to sell shares of Atlas common stock for proceeds of up to $2 million to Summa Metals, a Nevada corporation, at approximately $0.33 per share. During April 2001, we received $95,000 in proceeds from the sale of the common stock. No further payments were made, and we issued 271,430 shares to Summa and cancelled the remainder of the agreement.

         If we do not reduce any of this debt from proceeds of our offering, or if we do not renegotiate any of this debt, we would be obligated to pay approximately $5,540 per month or $66,500 for the next fiscal year.

         We will need to obtain additional funding to pursue our business strategy during the next fiscal year. At the present time, we anticipate seeking additional funding through additional private placements, joint venture agreements, production financing, and/or pre-sale loans although we have no plans to conduct any of these activities at this time. Our inability to raise additional capital to fund operations through the remainder of this year and through the next fiscal year could have a detrimental effect on our ability to pursue our business plan, and possibly our ability to continue as a going concern.

         If we receive less than the full offering we will attempt to satisfy these debts through a negotiated settlement, and/or ask for extended terms until which time we can become more profitable or until we can conduct an additional offering to help satisfy these debts. We cannot assure you that any of these events will occur or, if they do occur, when they will occur. See our "Use of Proceeds" discussion.


                             DESCRIPTION OF BUSINESS

         We are a natural resource company engaged in the acquisition and exploration, of our resource properties in the state of Idaho andUtah.. We also provide contract-mining services, specialized civil construction services for mine operators, exploration companies, and the construction and natural resource industries through our trade name "Atlas Fausett Contracting." We were originally incorporated on March 4, 1924 in Idaho and commenced our operation on that date.

         In the future, we intend to be able to acquire additional properties near our current mines and elsewhere. However, we have no plans to acquire properties for the immediate future. In addition to the mineral resources, we also have harvestable timber resources on our properties.

         We also intend to expand our contract-mining services. These services were originally developed and marketed to provide us with an operating revenue. We hope to increase the revenue derived from these services and to utilize our expertise in this area to explore our owned properties.

         From 1980 to 1997, we had no activities. In 1997, we acquired the equipment of Fausett International, Inc. for $1,416,099 and began our contracting business. In 2002 we cancelled this agreement and returned the equipment. We were not able to utilize this equipment enough to justify the cost related to owning it. In 1998, we acquired the Sierra Silver Lead Mining Company, an Idaho corporation for $276,157. This merger added an additional
329.18 acres of mineral rights to our current holdings. In 1999, we also acquired the majority outstanding shares of Olympic Silver Resources, Inc., a Nevada corporation for $288,566. The acquisition of Olympic gave us control of an Olympic subsidiary mine in Zacatecas, Mexico. In 2001 our agreement on the mine in Zacatecas expired and we no longer have any interest there. In 1999 we acquired the Aulbach mining claims for $ 50,000, approximately100 acres of timber and mineral property in northern Idaho. In 1999 we acquired 54% interest in the Park Copper Mining Company for $72,825, which holds 100 acres of timber and mineral property in northern Idaho. In 2001, we entered into a lease purchase agreement on the Dragon Mine in Juab County, Utah for $100,000. We believe this property may contain a deposit of high quality clay, which we plan to explore further. We have also harvested timber on approximately 320 acres of our previously owned and newly acquired properties.

         CONTRACT MINING

         Because of exploration and other budget constraints, mining on our properties has remained idle since the 1980s. However, on August 10, 1997 our board met and approved a plan to revitalize Atlas Mining for the purpose of increasing shareholder value and, in the long term, of making us an operating company with producing mines.

         The first step in this process was to form a contract mining service under the trade name of Atlas Fausett Contracting, which we refer to as AFC. We acquired equipment and tools, we also hired key employees from Fausett International ("Fausett"), a privately held mining contracting firm with over 30 years experience in the mining industry. These employees brought with them extensive knowledge and expertise in all aspects of underground mining.

         AFC began contracting work on August 15, 1997. Among its many services, AFC performs site evaluation, feasibility studies, trouble-shooting and consultation prior to the undertaking of exploration and mine development. AFC's projects include all types of underground mine development, rehabilitation and specialized civil construction. In addition AFC provides mine closures services. Services are contracted for either individually or as joint ventures depending on the requirements of a particular project or the specific needs of an individual client. AFC also handles work under contract from government agencies.

         AFC crews are experienced and have worked on projects in Idaho, Montana, Oregon, Washington, Nevada, Colorado, Arizona, New Mexico, and British Columbia. AFC has the required licenses to work in Idaho, Washington and Montana and has the ability to license in most states in the western United States. AFC operates under a permit from the Mine Safety and Health Administration and also possesses a permit to handle explosives from the Bureau of Alcohol, Tobacco and Firearms.

         AFC was the main contractor at the Mayflower Mine, a Brimstone Gold Corp. project, outside of Whitehall, Montana, and for the Holden Mine closure, a U.S. Government and U.R.S. Corporation project on Lake Chelan, Washington.

         AFC must also compete with other smaller companies that provide contract services related to underground mining. However, AFC has experience in a number of different mining techniques. Besides normal underground mining activities, AFC pursues projects in civil construction which require its expertise in ground stabilization (such as grouting, shotcrete, and rock bolting). AFC has provided tunnel construction expertise for hydroelectric work. AFC also works with government agencies and other mining companies with respect to mine closures to help with industry efforts to alleviate potential hazards from abandoned mines.

         Since AFC mainly concentrates on underground mining activities, there is very little surface disturbance, which is the main environmental concern faced by mining companies whose activities are centered on surface mining.

         TIMBER

         Our entry into the timber industry was commenced primarily as a means of generating cash flow from our exploration properties in northern Idaho. Our intention is to remain in this industry only to the extent that it supplements our revenue while we are conducting our exploration activities. With the amount of timber remaining on Atlas property, we can supplement our revenue for the next couple of years. As we harvest this timber, we will continue to seek out additional exploration properties with harvestable timber. It takes approximately fifteen to twenty years for a tree to mature in northern Idaho, and our current goal is to acquire enough harvestable land to enable us to rotate our logging activities on a yearly basis to allow previously harvested areas the time to grow and mature marketable trees.

         When we sell or timber we contract our logging to a qualified logger, Randy Mattson, whose experience and reputation in the industry qualifies him to negotiate the sale of our timber to various lumber mills in the area. We do not have a written contract with Mr. Mattson, but rather hire him on an as needed basis. As with most commodities, timber is subject to price fluctuations and by government regulation. See "Risk Factors."

         The timber business is a cyclical business with lumber prices that fluctuate based on a number of factors including new housing starts, imports, and government regulations. North Idaho is predominately held by the U.S. government, either by the Forest Service or by the Bureau of Land Management. When these agencies decide to harvest timber the excess timber can affect the price the mills are willing to pay. In recent years there have been less government sales of timber due to the environmental and bureaucratic policies related to these sales. This has put more demand on the privately held timber. We do not hold any contracts with any particular mills. We do, however, supply timber to Louisiana Pacific, a local mill, which constitutes 80% of our annual timber revenues generated, and maintain a good relationship with them. Other factors which create the cyclical nature of this business is the weather. North Idaho has a heavy snowfall each winter, making logging difficult during those months. Consequently we do the majority of our logging efforts in the summer and fall. Our property consists primarily of pine, fir and larch, which is used predominately in the building industry.

         Our logging activities are regulated by the Idaho State Department of Lands. They inspect our logging practices and inform us of any activities that may cause either a safety or an environmental problem. Our logger carries workers compensation and liability insurance, and falls under the guidelines of Occupational Safety and Health Act (OSHA).

         EXPLORATION

         We intend to conduct our exploration activities for silver ore and halloysite clay, and intend to acquire commercially feasible properties that can be put into production with minimal environmental problems and with limited financial resources. We do not intend to seek out other properties to acquire until we have finished conducting our feasibility surveys and other exploration work on our current properties. Although we have not yet generated income from these properties, we are continuing our exploratory work on these properties.

         In 1999, we spent $362,520 on our silver exploration, and $48,750 in 2000. In August 2001, we acquired the Dragon Mine in Juab, Utah and began our clay exploration. Our exploration expenses for the period ending December 31, 2001, were $115,369. We spent 51,525 on our silver exploration, and $63,844 on our clay exploration.

         The halloysite clay is considered a non-toxic material and with proper containment and processing techniques that, if commercially viable amounts are discovered on the property, we feel we can produce a sellable product with minimal environmental consequences. The intended processing will be the crushing, drying, and packaging of the product for shipment. As this is a process that will be achieved only after the exploration stage and development stages are completed, we have not formalized any plans for mining and processing the clay.

         We do not have any customers, suppliers or contracts relating to the silver or clay businesses and are still attempting to complete our exploration of our properties. Should production be warranted in either operation, we intend to generate a list of potential buyers. Each buyer may have a different use for the product and the price and quantity will vary as a result.

         Should any of our exploration activities reach the development and/or production stages, we intend to submit a mining and reclamation plan to the proper state and federal authorities, and will proceed with our activities upon acceptance of our plan. Realizing that this process is sometimes time consuming, if we find that we will be moving forward on this or any other exploration project, we will begin this process as soon as possible.

BUSINESS STRATEGY

         As was noted above, the creation of AFC was done for the purpose of creating an operating revenue for us. We intend to expand our exploration, and our timber production.

         To date our activities have been financed primarily through the sale of equity securities and the issuance of equity for the acquisition of mining property. See "Management's Discussion and Analysis of Financial Condition - Results of Operations."

         We will need to obtain additional funding to pursue our business strategy during the next fiscal year. At the present time, we anticipate seeking additional funding through additional private placements, joint venture agreements, production financing, and/or pre-sale loans, although we have not entered into negotiations for any of these sources at this time. Our inability to raise additional capital to fund operations through the remainder of this year and through the next fiscal year would have a detrimental effect on our viability and capability to pursue our business plan.

COMPETITION

         CONTRACT MINING

         A review of Dun and Bradstreet shows that the main competitors of AFC in the contract mining business are: American Mine Services, Inc.; Dynatec Mining Corporation; Tyson; J.S. Redpath and Small Mines Development. Except for Small Mine Development, each of these companies are larger corporation or part of a larger company which gives them the depth to take on larger projects that require large capital investments.

         Similarly, AFC must compete with other companies that provide contract services related to underground mining. AFC has had the opportunity to compete outside of this area on occasion in that it has used its underground mining expertise in different ways. Such related use of this expertise has been in such things as rock bolting, shotcrete, and grouting for ground support. AFC has provided tunnel construction expertise for hydroelectric work. AFC has also acquired and completed mine closure projects under the jurisdiction of the Forest Service and State and Federal Environmental Agencies.

         The amount of underground contracts for which AFC could bid fluctuates greatly depending and the economic climate of the industry. However on average the total contracts offered are generally between $100 to $120 million per year. The three major competitors to AFC, Redpath, Dynatec and Tyson, get the largest projects, which probably accounts for 80% to 90% of all projects available. The remaining projects are spread out between Small Mines Development, AFC and a few others.

         However, we believe we are in a unique position due to our manpower and mining knowledge and experience. AFC has the ability to compete on larger projects because of its expertise. However, the issue of whether to compete on larger projects depends on our willingness to devote the necessary capital, bonding, and other resources to larger projects when these resources might be better used in the exploration of our own properties. The goal of our management at this time is to show continued growth and profitability in AFC in order to support the total corporate structure, and to utilize the talents and resources of the AFC for our own exploration projects when those resources are available.

         We have noticed less activity in the mining industry in the United States over the past three years. During this period the price of metals has declined while additional costs due to regulations imposed on the industry have driven mining costs upward making mining less profitable. Consequently, the ability to generate a sustainable revenues source from AFC has been hampered. Because we do not know if and when this trend will end management has decided to find mineable resources on its own to utilize the manpower and equipment available to the company.

                  EXPLORATION

         We face a large number of competitors with respect to our exploration activities. Although we may have some advantage with respect to companies smaller than ours, we also face the common disadvantage against larger companies with more available capital. Consequently we have limited our exploration activities to the clay property (Dragon Mine).

                  TIMBER

         We face large numbers of competitors in this industry, and our competitors include individuals who may own property in northern Idaho and wish to sell their lumber at market prices to local mills. We are affected by market prices, and as prices fall and competitor suppliers increase, our revenues from this business may fall significantly. Logging activities in northern Idaho are seasonal due to the large amount of snow we accumulate during the winter. We do most of our logging activity in the summer and fall.

GOVERNMENTAL REGULATION

     CONTRACT MINING

         We are subject to the following state and federal regulations with respect to this aspect of our business:

         Most states require a contractors' license before conducting business in their state. Each state has a different procedure for licensing. We estimate the annual cost to maintain our state contractors licenses to be approximately $500 per year. We obtain and pay workers compensation insurance, unemployment, and state withholding in all states in which we work. We handle these functions as a part of our normal clerical process, but estimate that we spend approximately $5,500 per year to maintain this function.

         Several states that we operate in require a permit to handle explosives, and we maintain such a license under the U.S. Bureau of Alcohol Tobacco and Firearms (ATF, USC18, Chapter 40). This license is renewed every three years for $50.00. If we hire new employees that will handle our explosives, we are required to submit information to the ATF. Over the past year, the ATF has asked that we keep in contact with them regarding any projects that require the use of explosives. We estimate our cost each year to be approximately $50 to keep this license in good standing.

         We have always required that the mine owner permit his project with the proper regulatory authority prior to beginning work, which relieves us of liability for this.

         We are licensed under the Mine Safety and Health Act of 1997 (MSHA) (License number: VL-2). We are required to submit quarterly reports of our activities the MSHA and to conduct annual refresher courses for our employees. The annual cost of these functions varies based on the amount of activity; however, we estimate that in the past two fiscal years we have had an annual expenditure of approximately $700 per year, and anticipate the next fiscal year's cost to be the same

     TIMBER

         We are subject to the following state and federal regulations with respect to this aspect of our business:

         We are regulated by the Idaho state Department of Lands under at the Idaho Forestry Act Title 38, Chapter 1. Under this regulation, the logger must apply for and obtain a Notification of Forest Practices prior to starting a logging project. This permit requires the logger to maintain proper logging practices, including erosion abatement, and fire prevention. The State of Idaho retains $4 per thousand board feet from all logs hauled to the mill, and once the project is completed along with a State inspection verifying that the project was completed according to Idaho Forest Practices Act, the logger applies a release of these funds. Although we contract out our logging, we may be liable for problems created by the logger as the landowner. However, we take measures to ensure that our contracted loggers are reputable and incidents do not occur. We do not currently have any direct costs related to this regulation.

     EXPLORATION

         We are subject to the following state and federal regulations with respect to this aspect of our business:

         Should we decide to conduct exploration activities in Idaho, we will notify the Idaho State Bureau of Mines as required under Title 47, Chapter 1, the Department of Lands, and the federal Mine Safety and Health Administration of our intent. If we produce any ground disturbance, we will then need to notify the State Department of Environmental Quality to ensure that we are working within their guidelines. However, we do not intend to conduct any exploration in Idaho at this time.

         We do intend to conduct some exploration at the Dragon Mine in Juab County, Utah. The Utah Department of Natural Resources sets the guidelines for exploration based on provisions of the Mined Land Reclamation Act, Title 40-8, Utah Code Annotated 1953, as amended, and the General Rules and Rules of Practice and Procedures, R647-1 through R647-5. We intend to apply for an exploration permit in the near future, which will cost $100 annually.

         We will also apply for authority from the Utah Department of Commerce to conduct business as a foreign corporation in the state as required by Utah Code, Title 16-10A-1501. We will pay $50 for this application and $50 annually thereafter.

         We do not plan to hire any additional people for his process at this time, but will utilize existing employees already covered by Idaho State employment regulations.

EMPLOYEES

         As of December 31, 2001, Atlas Mining and its subsidiaries have five employees. We have also outsourced some of our logging work to a logging contractor who employs approximately ten people. In addition, we periodically utilize the services of various individuals on a consulting basis. In 2001 we paid a geologist, Richard Tschauder, $36,000, and an industrial minerals consultant, Phlogiston Company, $30,000 for their consulting services. We do not have employment agreements with any of our employees. None of our employees are covered by a collective bargaining agreement, we have never experienced a work stoppage, and we consider our labor relations to be excellent.

                             DESCRIPTION OF PROPERTY

         We have assets of real property, mineral leases and options. The following section describes our right, title, or claim to our properties and each property's location. This section also discusses our present plans for exploration of the properties, and an estimate of mineralized material located on each property. Please refer to our Glossary at the end of this section for definitions of technical terms used in our discussion.

PRINCIPAL OFFICE

         We rent office space from the Silver Valley Christian Academy in Osburn, Shoshone County, Idaho. The address of the property is 630 East Mullan Avenue, Osburn, Idaho 83849. The property is a two room office, containing approximately 800 square feet, in a business complex in the downtown area of Osburn, Idaho. The rent is $300 per month and there is no rental agreement.

SHOSHONE COUNTY, IDAHO

         EXPLORATION

         We own approximately 800 acres of fee simple property and patented mining claims, and 260 acres of mineral rights and unpatented claims, located in the Coeur d'Alene mining district in Shoshone County, Idaho, commonly referred to as the Silver Valley of North Idaho. Atlas was originally incorporated to pursue mining activities on the Atlas mine property near Mullan, Idaho. This property had some past production of silver, lead, zinc and copper in the early 1900's. However, the existence of minerals on this property cannot be determined without extensive exploration.

         We have no plans for exploration of the Shoshone County mines at this time, and the property is currently mortgaged to CLS Mortgage. See "Management's Discussion of Analysis of Plan of Operation - Liquidity and Capital Resources." If all of our offered shares of stock are sold, then we plan to explore the Dragon Mine in Juab County, Utah. Any revenues we may eventually generate may be used to further explore mines within the Shoshone County area or to acquire new properties wholly unrelated to its Shoshone County properties. See "Use of Proceeds."

         Our properties are divided into five separate tracts. These sections are named for the mines located in that specific section. The section location and estimated acreage are as follows:

         SECTION OF THE COEUR D'ALENE MINING DISTRICT ESTIMATED ACRES

Atlas Mine                            540 acres fee simple and patented, 180
                                          unpatented
Sierra Trapper Creek                  80 acres patented
Aulbach, Section 6 & 7                100 acres patented
Sierra Silver, Woodland Pk & 9 Mi     60 acres patented, 80 acres mineral rights
Sierra Hardscrabble                   20 acres patented

         The largest section is the Atlas Mine. The underground Atlas Mine, idle since the early 1980's due to exploration budget restraints, is located on the east end of the Coeur d'Alene Mining District in Shoshone County. The property is accessible by interstate freeway and a county maintained road. Geologically, the property lies just south of the Osburn Fault in the Wallace and St. Regis formations. The Mine has over 7,000 feet of tunnels with a rail system and a 2,000-foot internal shaft which can be accessed for future exploration.

         The other properties in Shoshone County have no accessible workings. All the properties are accessible either by state highway, county road or forest service roads.

         TIMBER

         We estimate that the five properties listed above contain approximately 2 million board feet of harvestable timber. Atlas contracts independent loggers to harvest the timber and deliver it to the mill. The current return to Atlas is approximately $150 per thousand board feet. A board foot of lumber is one foot by one foot by one inch. We implement reforestation techniques to replenish its timber supply. We contract our logging activities to Randy Mattson, who has over 20 years of experience in the industry.

         We acquired our Sierra property through the acquisition of Sierra Silver Lead Mining Company. Through this purchase the Company acquired approximately 329 acres of mineral rights that include approximately 250 acres of surface and timber. Although there was a small amount of zinc mined on the Sierra Silver property, there has been no mining activity for over forty years. Subsequent to the purchase we sold approximately 100 acres.

         The majority of the Sierra property lies south of the Osburn Fault in the Wallace formation, and has no reserves. The property does have approximately 500,000 board feet of timber, which we value at approximately $75,000, which is included in the total timber value estimate in the paragraph above.

         We acquired its Aulbach claims in March 1999 from Trail Gulch Gold Mining Company. Through this purchase, we acquired approximately 100 acres of surface and mineral rights which included timber. We have logged approximately 650,000 board feet of timber on the property with an approximate net value of $105,000.

ZACATECAS,  MEXICO

         SAN ACACIO MINE

We did control the mining assets of the San Acacio Mine which was held under our Mexican subsidiary Minera Argentum, S.A. de C.V. ("Minera"). The San Acacio Mine is approximately 5 miles north of the city of Zacatecas, the capital of the province of Zacatecas. Minera has exploration rights to the San Acacio Mine in the Zacatecas District of Mexico which we did anticipate exploring until our agreement on the property expired in July 2001.

         OWNERSHIP OF THE PROPERTY

         The San Acacio Mine and the Zacatecas district have a production history dating back to the early Spanish Colonial era. The San Acacio property was under an exploration agreement with an option to purchase to Minera Argentum, S.A. de C.V. The grantor of the option was Minera San Acacio, S.A. and the principal owner of Minera San Acacio, Mr. Amado Mesta Howard. We had an option on this property that expired in July 2001. Upon expiration of this option we still had an oral agreement with Mr. Howard to sign a new agreement upon completion of this offering granting us an additional 2 years of exploration rights which would converted into our rights to buy the property. However, Mr. Mesta Howard has since informed us that he could no longer wait until the completion or our offering to renew our agreement.

         PREVIOUS OPERATIONS


         The manager of Atlas' New Business Development Team, Richard J. Tschauder, conducted a pre-feasibility study on the San Acacio Mine in April 1999. We gathered a number of samples, however, further exploration and geological studies needed to be performed to assess the extent, if any, of the mineralization at the San Acacio Mine. The previous studies produced positive information; however, they did not meet the modern industry standards.


JUAB COUNTY, UTAH

         DRAGON MINE

         The Dragon Mine property, located in Juab County, Utah near the City of Eureka (Tintic Mining District) has been principally exploited for halloysite clay, a rare and high unit value clay mineral. The property consists of 38 patented mining claims, approximately 230 acres, located in the following sections: T10S, R2W, sections 29, 30, 31, and T10S, R3W, Section 36, all relative to the Salt Lake Meridian. Atlas Mining Company currently controls the property through a lease purchase agreement executed on July 10, 2001, with Conjecture Silver Mines, Inc., whose address is P.O.B. 14006, Spokane,

Washington 99214. Conjecture Mines acquired the claims through a Quit Claim deed and share exchange with Grand Central Silver Mines, Inc. We signed a lease purchase agreement with Conjecture Silver Mines in August, 2001. Under the agreement, we paid 400,000 shares of common stock valued at $100,000 for a one year lease. Under the terms of the lease agreement we have the right to renew the lease annually for the payment of 100,000 additional shared of common stock, or may buy the property for $500,000 if we have $1,000,000 in sales from the mine in a 12 month period. Should we mine the property, if warranted, before we have bought it we are liable to pay a 3% royalty on the gross sales of product from the property. Prior to that the Dragon Mine was owned by Anaconda and operated by Filtrol Corporation from 1950 to 1977. The property has been idle since 1977. Examination of the mine maps, the open pit and surviving correspondence, coupled with informal interviews of former employees, all lead us to the conclusion that the mining techniques were likely inefficient which combined with developments of synthetic catalysts (the halloysite was mined for petroleum cracking) led the mine to price itself out of business.

         Previous owners records indicate that over 1.1 million tons were mined at the property from 1950 until it closed. Those records also indicate approximately 300,000 tons of mineralized material remain on the property. The previous owners also conducted some exploration core drilling and some reverse circulation drilling, however those records are incomplete. These figures are dependent on the assumption that the old records and maps are accurate. Our analysis of the surviving maps and record lead us to believe that their estimates of 300,000 tons of materialized material is still in place. Their area of influence were no more than 80 feet along strike and 100 feet along dip. There was no chemically quantifiable cutoffs to the mineralized material. It appeared that the most distinguishable factors were visual indicators. The specific gravity they used was a density of 17 cubic feet per ton. Until we are able to conduct our own exploration drilling program, we can not confirm this information. If these records are not correct we may be overstating the estimated mineralization material left in the mine.

         The property is located in the arid mountains approximately 2 miles west of Eureka, Utah and can be accessed via state highway and county road. The property has been mined in the past, however the only evidence of mining is an open pit area and an abandoned head frame. The Union Pacific Railroad has a spur approximately 2 miles from the property. Power is approximately 1.5 miles from the site, and there is no available water on the property at this time.

         We believed the halloysite material formed through the alteration of a shale bed lying between a limestone bed and igneous rocks. The base of the limestone was selectively replaced by iron oxide material with abundant manganese. The shale was altered to halloysite. This unit is evident in the open pit. Following the alteration event, halloysite was squeezed into northeast-striking faults upward through the limestone to the top of the bedrock in places. Our geologists see added potential to the northeast along these faults and in the replaced beds to the east and northeast. This potential has not yet been quantified.

         Samples taken from surface exposures of the halloysite material have been made available to parties interested in conducting suitability tests. Samples have been taken from seven areas within the open pit. On the surface, the halloysite material is chalky white, often stained by iron leaking downward from the iron cap, but a few inches beneath the surface, the halloysite material turns to soft, wet-looking and soapy feeling, often with a bluish tinge. However, this material loses its water content and turns chalky within a few days of exposure to air.

                        DESCRIPTION OF PROPERTY GLOSSARY
                        --------------------------------


Adit: A nearly horizontal passage from the surface by which a mine is entered.

Alteration:                Changes in chemical or mineralogical composition of a
                           rock generally produced by weathering or hydrothermal solutions

Clay: A size term regarding particles, regardless of mineral composition, with a diameter of less than four microns, or a group of hydrous alumino-silicate minerals related to the micas

Cross Section:             A profile portraying an interpretation of a vertical
                           section of the earth explored by geophysical and/or geological methods.

Development:               The preparation of an established commercially
                           minable deposit (reserves) for its extraction which are not in the production stage.

Diapir: A structure formed by the squeezing of plastic material into the overlying rock - usually results in a dome in the overlying rock

Exploration:               The search for mineral deposits (reserves) which are
                           not in either the development or production stage.

Fault: A fracture or fracture zone along which there has been displacement of the sides relative to one another parallel to the fracture

Formation:                 The primary unit of formal mapping or description

Grout: A form of ground stabilization where in cement is pumped into the rock formation

Halloysite:                A clay mineral related to kaolin with essentially the
                           same chemical composition, but has crystals which are slender hollow tubes

Mineral: A naturally formed chemical element or compound having a definite range in chemical composition and usually a characteristic crystal form

Mining Claim:              That portion of mineral lands that a miner takes and
                           holds in accordance with mining laws

Open Pit:                  A hole in the ground left by the extraction of
                           material

Potassic:                  Of, pertaining to, or containing potassium

Reserve: That part of an identified resource from which a useable commodity can be economically and legally extracted at the time of determination

Resource:                  A concentration of naturally occurring materials in
                           such form that economic extraction is currently or potentially feasible

Reverse Fault:             A fault on which the hanging wall has been raised
                           relative to the footwall

Shaft:                     An excavation of limited area compared to its depth

Shotcrete:                 A form of ground stabilization where concrete is
                           sprayed on the rock to give it strength.

Vein: A body long in two dimensions and short in a third, usually used to describe a steeply dipping mineral deposit with the same characteristics


          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

         The directors, executive officers and significant personnel of Atlas Mining Company and their ages are as follows:

Name                                Age           Position
----                                ---           --------
William T. Jacobson                 54            President, CEO, Director
Jack Harvey                         78            Vice President and Director
Kurt Hoffman                        34            Treasurer and Director
Thomas E. Groce                     79            Director
Marqueta Martinez                   51            Secretary

INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

         None of the foregoing Directors or Executive Officers has, during the past five years:

         (a) Had any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

         (b) Been convicted in a criminal proceeding or subject to a pending criminal proceeding;

         (c) Been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities, futures, commodities or banking activities; and

         (d) Been found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

         WILLIAM T. JACOBSON has been president of Atlas Mining Company since August 1997. He has had a fifteen year career in the mining industry and spent fifteen years in the banking industry. Prior to joining the Company, Mr. Jacobson was a president and director of the Silver Trend Mining Company, located in Kellogg, Idaho. Mr. Jacobson holds a business degree from the University of Idaho. Mr. Jacobson does not hold a board seat in any other public company.

         JOHN "JACK" HARVEY has been vice president of Atlas for 17 years. He received his mining engineering degree from Montana Tech. He worked in Butte, Montana with Anaconda and Arco until he retired about 15 years ago, after a 41 year career. Mr. Harvey does not hold a board seat in any other public company.

         KURT HOFFMAN is the treasurer of Atlas Mining Company and has been the the president of Trend Mining Company since 1998 which is a publicly traded company traded on the over the counter bulletin board under the symbol TRDM. Mr. Hoffman also owns and has operated Hoffman Mining and Land Services since 1995. Other than TRDM, Mr. Hoffman does not hold a board seat in any other public company.

         THOMAS E. GROCE received a metallurgical engineering degree from Montana Tech. He retired 16 years ago, after a 30- year career at Kaiser Aluminum. Mr. Groce held the position of secretary treasurer for 16 years. Mr. Groce does not hold a board seat in any other public company.

         MARQUETA MARTINEZ is the secretary for the corporation, and works as a full time employee for the Company. She has worked in the mining industry since 1991. Ms. Martinez does not hold a board seat in Atlas Mining or any other public company. Marqueta is also the treasurer for the Shoshone County Habitat for Humanity.

         All directors hold office until the next annual meeting of shareholders and the election and qualification of their successors. Officers are elected annually by, and serve at the discretion of, the Board of Directors. Board members are not presently compensated, but are reimbursed for their expenses associated with attending Board meetings.

                             EXECUTIVE COMPENSATION

SUMMARY OF COMPENSATION

         The following executive compensation disclosure reflects all compensation awarded to, earned by or paid to the Named Executive Officers, as defined below, for the fiscal years ended December 31, 2001, 2000 and 1999. The named executive officers (the "Named Executive Officers") are Atlas Mining's Chief Executive Officer and the other executive officers of Atlas Mining who each received in excess of $100,000 in total annual salary and bonus for fiscal year 2001. Compensation is shown in the following table:

                           SUMMARY COMPENSATION TABLE

                                      Annual Compensation                          Long-Term Compensation
                                                                                Awards                   Payouts
                                                                 Restricted     Securities
Name and                  Fiscal                  Other Annual     Stock        Underlying             All Other
Principal Position         Year      Salary($)    Compensation    Awards ($)    Options/SARs (#)     Compensation
------------------         ----      ---------    ------------    ----------    ----------------     ------------
William T.                 2001       78,000
Jacobson(1)                2000       72,000
CEO                        1999       72,000

(1)    Mr. Jacobson's employment began in 1997.

STOCK OPTION GRANTS

         The following table shows all individual grants of stock options to the Named Executive Officers during the fiscal year ended December 31, 2001.

                      Option/SAR Grants in Last Fiscal Year

                                          Percent of Total
                                          Options/SARs
                Number of Securities      Granted to
                Underlying Options/SARs   Employees in        Exercise or Base        Expiration
Name            Granted (#)               Fiscal Year         Price ($/SH)            Date
----            -----------               -----------         ------------            ----
None
-------------------

OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL-END OPTION VALUES

         Set forth below is information with respect to exercises of stock options by the Named Executive Officers during the fiscal year ended December 31, 2001, and the fiscal year-end value of all unexercised stock options held by such persons.

               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                          FISCAL YEAR-END OPTION VALUES

                                                   Number of Securities Underlying
                                                   Unexercised                             Value of Unexercised,
                                                   Options Held at                         In-the-Money Options at
                                                   Fiscal Year-End#                        Fiscal Year-End ($)(1)
              Shares
              Acquired on       Value
Name          Exercise (#)      Realized ($)       Exercisable        Unexercisable        Exercisable       Unexercisable
----          ------------      ------------       -----------        -------------        -----------       -------------
None

EMPLOYMENT AND CONSULTING AGREEMENTS

         We do not have any written employment/consulting agreements with our executive officers and directors.

COMPENSATION OF DIRECTORS

         Members of the Board of Directors are not compensated for serving as directors of Atlas Mining, however expenses may be reimbursed.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         We engage in a number of transactions with interested parties. We make every effort to ensure that these transactions are conducted as arm length transactions. However, at this time we do not have a formal conflicts of interest policy.

         Fausett International, Inc. sold operating equipment and supplies to us in 1997 for a purchase price totaling $1,416,094. The valuation of the operating equipment was done by appraiser Clyde James of Professional Adjusters, Inc. The owner of Fausett International was Lovon Fausett who was also a director for Atlas Mining. The purchase price was paid in cash, capital stock (875,000 shares of common stock valued at $350,000), and a note payable which terms of settlement are discussed below and are described in our discussion entitled "Management's Discussion and Analysis - Liquidity and Capital Resources." As part of the purchase of Fausett International Inc.'s assets, we engaged Fausett International in a consulting agreement, beginning in 1998, to be provided by Lovon Fausett, the majority stockholder of Fausett International Inc., and payable at $1500 per month. We discontinued payments after the first year due to lack of activity in the industry.

         During 2000, Lovon Fausett loaned Atlas Mining $15,000 for use as working capital. The note has been settled with Fausett International according to the terms mentioned below and described in our discussion entitled "Management's Discussion and Analysis - Liquidity and Capital Resources."

         Atlas Mining leased office space from Fausett International for $1,100 per month, on a month-to-month basis. In each of 2001 and 2000, we paid $15,400 and $2,200 respectively. We have recently terminated are lease agreement with Fausett International, and will be renting office space for significantly less because we no longer needed the extra property to store equipment and supplies. See our discussion entitled "Description of Property" and "Management's Discussion and Analysis - Liquidity and Capital Resources."

         Due to the recent and unexpected death of Lovon Fausett we have settled with the estate of Lovon Fausett (through the executor Lovon Fausett, his son) and Fausett International, all of the above-mentioned notes relating to obligations to Fausett International and Lovon Fausett for the equipment purchase, the loans and the remainder of outstanding rent. And as of this filing we have only a promissory note of $53,500 to be repaid from this offering to Fausett International. See our discussion entitled "Description of Property" and "Management's Discussion and Analysis - Liquidity and Capital Resources."

         During 2001 and 2000, William Jacobson loaned Atlas Mining $31,000 and $36,000, respectively, for use as working capital. The total balance remaining as of December 31, 2001 is $114,648 and 114,501, respectively. The note is payable upon demand and bears no interest.

         Further discussions of these transactions are described in "Management's Discussion and Analysis of Plan of Operation - Liquidity and Capital Resources."

            MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

         Our common stock is traded on the OTC Pink Sheets under the symbol "ALMI." The following table sets forth the high and low bid prices of our common stock, as reported by Pennaluna and Company, Coeur d'Alene, Idaho, for each quarter for the years 1999 and 2000, and the first, second and third quarters-through September 30, 2001. The quotations set forth below reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

                                                            HIGH      LOW
1999
      First Quarter.....................................    $.25      $.18
      Second Quarter....................................    $.25      $.18
      Third Quarter.....................................    $.25      $.04
      Fourth Quarter....................................    $.25      $.04

                                                            HIGH      LOW
2000
      First Quarter.....................................     $.25     $.12
      Second Quarter....................................     $.25     $.12
      Third Quarter ....................................     $.12     $.06
      Fourth Quarter ...................................     $.12     $.06

                                                            HIGH      LOW
2001
      First Quarter.....................................     $.09     $.02
      Second Quarter....................................     $.25     $.07
      Third Quarter ....................................     $.25     $.10
      Fourth Quarter....................................     $.15     $.08


                                                            HIGH      LOW
2002
      First Quarter.....................................     $.15     $.08


         As of December 31, 2001, there were approximately 1,690 holders of record of our common stock. We have not paid any dividends on our common stock during the past two years. We expect to continue to retain all earnings generated by our operations for the development and growth of our business, and do not anticipate paying any cash dividends to our shareholders in the foreseeable future. The payment of future dividends on our common stock and the rate of such dividends, if any, will be determined by our board of directors in light of our earnings, financial condition, capital requirements and other factors.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information concerning the beneficial ownership of our shares as of March 31, 2002, for (i) each current Director and each nominee for Director (ii) each officer of Atlas Mining, (iii) all persons known by us to beneficially own more than 5% of the outstanding shares of Atlas Mining shares, and (iv) all officers and Directors of Atlas Mining as a group.

         Unless otherwise noted, we believe that all shares are beneficially owned and that all persons named in the table or family members have sole voting and investment power with respect to all shares owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon the exercise of warrants or options. Each beneficial owner's percentage of ownership is determined by assuming that options or warrants that are held by such person (but not those held by any other person) and which are exercisable within 60 days from the date hereof have been exercised. As of the date of this Registration Statement, no options, warrants or rights to acquire shares have been granted.


                                                                              NUMBER OF SHARES
        TITLE OF CLASS                   NAME OF BENEFICIAL OWNER            BENEFICIALLY OWNED     PERCENT OF TOTAL
------------------------------- ------------------------------------------- ---------------------- -------------------
                                William T. Jacobson,
                                Chairman, CEO                                      697,660               10.0%
            Common              630 East Mullan Avenue
                                Osburn, Idaho 83849

------------------------------- ------------------------------------------- ---------------------- -------------------
                                Jack Harvey
                                Vice President, Director                           60,767                  *
            Common              630 East Mullan Avenue
                                Osburn, Idaho 83849

------------------------------- ------------------------------------------- ---------------------- -------------------
                                Kurt Hoffman                                        2,500                  *
                                Treasurer, Director
            Common              630 East Mullan Avenue
                                Osburn, Idaho 83849

------------------------------- ------------------------------------------- ---------------------- -------------------
                                Thomas E. Groce                                    121,340                1.7%
                                Director
            Common              630 East Mullan Avenue
                                Osburn, Idaho 83849

------------------------------- ------------------------------------------- ---------------------- -------------------
                                Marqueta Martinez                                  25,300                  *
                                Secretary
            Common              630 East Mullan Avenue
                                Osburn, Idaho 83849

------------------------------- ------------------------------------------- ---------------------- -------------------
                                Fausett International, Inc.(1)                     500,000                7.1%
                                P.O. Box 968
            Common              Osburn, Idaho 83849-0968

------------------------------- ------------------------------------------- ---------------------- -------------------
                                All Officers and Directors as a Group
                                (6 persons)                                        943,347               13.5%
------------------------------- ------------------------------------------- ---------------------- -------------------

*   represents less than one percent of the total outstanding shares.
(1) Lovon Fausett was the primary shareholder of Fausett International but is recently deceased.


                            DESCRIPTION OF SECURITIES

GENERAL


         Our authorized capital stock consists of 60,000,000 shares of common stock, no par value, of which 7,437,283 are issued and outstanding as of March 31, 2002 and 10,000,000 shares of Preferred Stock, par value $1.00, of which none are issued and outstanding as of March 31, 2002.

COMMON STOCK

         All of the authorized voting common shares of Atlas Mining are of the same class and, once issued, rank equally as to dividends, voting powers and participation in assets. Holders of common shares are entitled to one vote for each share held of record on all matters to be acted upon by the shareholders. Holders of common shares are entitled to receive such dividends as may be declared from time to time by the Board of Directors, in its discretion, out of funds legally available there from. No shares have been issued subject to call or assessment. There are no preemptive or conversion rights and no provisions for redemption or purchase for cancellation, surrender, or sinking or purchase funds, nor any cumulative voting rights. The Directors of Atlas Mining may from time to time declare and authorize payment of dividends, as they deem advisable. Subject to the rights of members, all dividends on shares shall be declared and paid according to the number of shares held. No dividends have been declared since incorporation. The outstanding shares are fully-paid and non-assessable.

PREFERRED STOCK

         Although we are authorized to issue noncumulative, nonvoting, nonconvertible preferred shares, we have not yet done so, and have not determined any specific terms for any such shares we may offer in the future.

TRANSFER AGENT AND REGISTRAR

         The Transfer Agent and Registrar for the shares of common stock is Cottonwood Stock Transfer Company, 5899 South State Street, Salt Lake City, Utah 84107.

REPORTS TO SHAREHOLDERS

         We intend to furnish annual reports to shareholders, which will include audited financial statements reported on by our certified public accountants. In addition, we will issue unaudited quarterly or other interim reports to shareholders pursuant to the federal securities laws.


                                LEGAL PROCEEDINGS

         We are not a party to any legal proceeding or litigation, and none of our property is the subject of a pending legal proceeding. Further, the officers and directors know of no legal proceedings against us or our property contemplated by any person, entity or government authority.


                      INTEREST OF NAMED EXPERTS AND COUNSEL

         The Balance Sheets as of December 31, 2001 and 2000 and the statements of operations, stockholders' (deficit) equity and cash flows for the years then ended, included in this prospectus, have been included herein in reliance on the report of Chisholm & Associates, independent auditors, which includes an explanatory paragraph on Atlas Mining Company's ability to continue as a going concern, given on the authority of that firm as experts in accounting and auditing.


         The legality of the securities offered hereby has been passed upon by Pollet, Richardson & Patel, A Law Corporation, Los Angeles, California.



                                 INDEMNIFICATION

         The Idaho Revised Statutes and certain provisions of Atlas Mining Company's Articles of Incorporation and Bylaws under certain circumstances provide for indemnification of our Officers, Directors and controlling persons against liabilities that they may incur in such capacities. A summary of the circumstances in which such indemnification is provided for is contained herein, but this description is qualified in its entirety by reference to our Articles and Bylaws and to the statutory provisions.

         In general, any Officer, Director, employee or agent may be indemnified against expenses, fines, settlements or judgments arising in connection with a legal proceeding to which such person is a party, if that person's actions were in good faith, were believed to be in our best interest, and were not unlawful. Unless such person is successful upon the merits in such an action, indemnification may be awarded only after a determination by independent decision of the Board of Directors, by legal counsel, or by a vote of the stockholders, that the applicable standard of conduct was met by the person to be indemnified.

         The circumstances under which indemnification is granted in connection with an action brought on behalf of Atlas Mining Company is generally the same as those set forth above; however, with respect to such actions, indemnification is granted only with respect to expenses actually incurred in connection with the defense or settlement of the action. In such actions, the person to be indemnified must have acted in good faith and in a manner believed to have been in our best interest, and must not have been adjudged liable for negligence or misconduct.

         Indemnification may also be granted pursuant to the terms of agreements that may be entered in the future or pursuant to a vote of stockholders or Directors. The statutory provision cited above also grants the power to us to purchase and maintain insurance which protects our Officers and Directors against any liabilities incurred in connection with their service in such a position, and such a policy may be obtained by Atlas Mining Company.

         Article VII of the amended Articles of Incorporation state: "A director shall not be held liable to the company or its shareholders for monetary damages for any action taken or any failure to take any action as a director except to the minimum degree required under Idaho law as it now exists or hereafter may be amended. Further, the company is authorized to indemnify, agree to indemnify, or obligate itself or advance or reimburse expenses incurred by its directors, officers, employees, or agents to the full extent of the laws of the state of Idaho as may now or hereafter exist; excepting incidents involving intentional violation of criminal law."

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.


   CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL
                                   DISCLOSURE

         We have experienced no recent change in or disagreement with our accountant. Our present auditor, Chisholm & Associates, Box 540216, No. Salt Lake, UT 84054, has been the Company's auditor since 1999. Management of the Company intends to keep Chisholm & Associates as its auditor for the foreseeable future.

                          INDEX TO FINANCIAL STATEMENTS

                              ATLAS MINING COMPANY
                        CONSOLIDATED FINANCIAL STATEMENTS
             MARCH 31, 2002 (UNAUDITED), DECEMBER 31, 2001 AND 2000




INDEPENDENT AUDITOR'S REPORT..............................................35
CONSOLIDATED BALANCE SHEETS...............................................36
CONSOLIDATED STATEMENTS OF OPERATIONS.....................................38
CONSOLIDATED STATEMENTS OF CASH FLOWS.....................................41
NOTES TO THE  FINANCIAL STATEMENTS........................................43

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Stockholders of Atlas Mining Company:


We have audited the accompanying consolidated balance sheets of Atlas Mining Company as of December 31, 2001 and 2000 and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Atlas Mining Company as of December 31, 2001 and 2000 and the results of its operations and cash flows for the years then ended in conformity with accounting standards generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has suffered recurring losses from operations which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Chisholm & Associates

Chisholm & Associates
North Salt Lake, UT

January 23, 2002

                              ATLAS MINING COMPANY
                           CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                       March 31     December 31    December 31
                                         2002           2001           2000
                                     ------------   ------------   ------------
CURRENT ASSETS                       (unaudited)

   Cash- checking                    $     8,063    $        --    $    27,847
   Certificate of deposit                     --             --         50,000
   Investment securities available
      for sale                            11,464         11,464          3,274
   Trade accounts receivable              22,901         29,667        148,881
   Notes receivable - current                 --             --          5,000
   Other current receivables               1,177          1,136            126

   Deposits and prepaids                  25,856         26,523         28,995
                                     ------------   ------------   ------------

     Total Current Assets                 69,461         68,790        264,123
                                     ------------   ------------   ------------

PROPERTY & EQUIPMENT

   Land                                  313,550        345,159        345,159
   Buildings and equipment                77,780         77,680         77,680
   Contracting equipment                  26,000      1,080,750      1,080,750
   Office equipment                        1,300         10,000         10,000
   Vehicles                               27,995         72,972         72,972
                                     ------------   ------------   ------------

                                         446,625      1,586,561      1,586,561
   Less:
     Accumulated depreciation            (76,001)      (819,098)      (643,657)
                                     ------------   ------------   ------------

     Total Property & Equipment          370,624        767,463        942,904
                                     ------------   ------------   ------------

OTHER ASSETS

    Contracting Supplies                   9,000        207,123        207,123
    Notes receivable - noncurrent             --             --         25,046
                                     ------------   ------------   ------------

    Total Other Assets                     9,000        207,123        232,169
                                     ------------   ------------   ------------

     TOTAL ASSETS                    $   449,085    $ 1,043,376    $ 1,439,196
                                     ============   ============   ============


                                   ATLAS MINING COMPANY
                           Consolidated Balance Sheets continued

                           LIABILITIES AND STOCKHOLDERS' EQUITY

                                                 March 31     December 31    December 31
                                                   2002           2001          2000
                                               ------------   ------------   ------------
                                               (unaudited)
CURRENT LIABILITIES
   Bank overdrafts                             $        --    $    10,395    $        --
   Accounts payable and
      accrued expenses                             228,115        290,068        273,951
   Accounts payable - related party                     --         44,534         48,557
   Line of credit                                   30,713         32,157         78,218
   Current portion of long-term debt               259,681        993,759      1,008,671
                                               ------------   ------------   ------------

     Total Current Liabilities                     518,509      1,370,913      1,409,397
                                               ------------   ------------   ------------

LONG TERM LIABILITIES

   Notes payable                                   346,294        189,249        203,845
   Notes payable - related party                   149,163        912,389        912,242
   Less current portion of long-term debt         (259,681)      (993,759)    (1,008,671)
                                               ------------   ------------   ------------

     Total Long Term Liabilities                   235,776        107,879        107,416
                                               ------------   ------------   ------------

     MINORITY INTEREST                              78,735         78,735         78,918
                                               ------------   ------------   ------------

STOCKHOLDERS' EQUITY

   Common stock, no par value; 60,000,000
     shares authorized; 7,437,283,
    6,997,283and  6,009,853, respectively        2,431,445      2,387,445      2,277,421
   Preferred stock, $1.00 par value
     10,000,000 shares authorized,
     noncumulative nonvoting,
     nonconvertible, none issued or
     outstanding                                        --             --             --
   Additional paid in capital                           --             --             --
   Retained earnings (deficit)                  (2,759,811)    (2,821,027)    (2,242,744)
   Accumulated comprehensive income
     (loss) net of deferred (benefit) taxes:       (30,569)       (30,569)       (30,051)
    Less cost of treasury stock, -0-,-0-,
    and  324,852 shares, respectively                   --             --       (161,161)
     Prepaid Expenses                              (25,000)       (50,000)            --
                                               ------------   ------------   ------------

     Total Stockholders' Equity                   (383,935)      (514,151)      (156,535)
                                               ------------   ------------   ------------

TOTAL LIABILITIES AND
   STOCKHOLDERS' EQUITY                        $   449,085    $ 1,043,376    $ 1,439,196
                                               ============   ============   ============




                                    ATLAS MINING COMPANY
                           CONSOLIDATED STATEMENTS OF OPERATIONS

                                               For the three
                                                months ended     For the years ended
                                                  March 31     December 31    December 31
                                                    2002           2001          2000
                                                ------------   ------------   ------------
                                                (unaudited)

REVENUES                                        $    62,154    $   689,636    $   784,314

COST OF SALES                                        75,635        482,305        572,164
                                                ------------   ------------   ------------

GROSS PROFIT                                        (13,481)       207,331        212,150
                                                ------------   ------------   ------------


EXPLORATION & DEVELOPMENT
    EXPENSES                                             --        115,369         48,750
GENERAL & ADMINISTRATIVE
    EXPENSES                                        172,744        542,127        504,041
                                                ------------   ------------   ------------

TOTAL OPERATING EXPENSES                            172,744        657,496        552,791
                                                -----------    -----------    -----------

OPERATING INCOME (LOSS)                            (186,225)      (450,165)      (340,641)
                                                ------------   ------------   ------------

OTHER INCOME AND (EXPENSES)

   Interest income                                        3          2,330          2,161
   Miscellaneous income (expense)                     3,444          1,535            (33)
   Interest expense                                 (18,738)      (126,870)      (116,451)
   Gain (Loss) on sale of available for
      sale investments                                   --             --        (25,598)
   Gain on sale of assets                                --         (5,296)       150,159
    Gain on Settlement of Debt                      262,732             --             --
   Minority Interest                                     --            183            113
                                                ------------   ------------   ------------

     Total Other Income and (Expenses)              247,441       (128,118)        10,351
                                                ------------   ------------   ------------

INCOME (LOSS) BEFORE INCOME
    TAXES                                            61,216       (578,283)      (330,290)

PROVISION (BENEFIT) FOR INCOME
    TAXES (Note 1)                                       --             --         16,953
                                                ------------   ------------   ------------

NET INCOME (LOSS)                               $    61,216    $  (578,283)   $  (347,243)
                                                ============   ============   ============

NET INCOME (LOSS) PER SHARE                     $       .01    $      (.09)   $      (.06)
                                                ============   ============   ============

WEIGHTED AVERAGE OUTSTANDING
   SHARES                                         7,055,950      6,057,758      5,846,472
                                                ============   ============   ============



                                                        ATLAS MINING COMPANY
                                           Consolidated Statements of Stockholders' Equity
                                       March 31, 2002 (unaudited), December 31, 2001 and 2000

                            Common Stock          Additional     Retained          Treasury Stock         Accumulated
                      --------------------------    Paid-In      Earnings     --------------------------  Comprehensive   Prepaid
                         Shares       Amount        Capital      (Deficit)       Shares        Amount       Income       Expenses
                      ------------  ------------  ------------  ------------  ------------  ------------  ------------  ------------
Balance, December
  31, 1999              5,716,761     2,253,144            --    (1,895,501)     (324,852)     (161,161)      (67,811)           --

2/15/00 - Issuance
 of common stock for
 services at $.25             400           100            --            --            --            --            --            --

3/13/00 - Issuance
 of common stock
 for services at $.13      82,692        10,750            --            --            --            --            --            --

8/11/00 - Issuance
 of common stock for
 services at $.05          75,000         3,750            --            --            --            --            --            --

8/11/00 - Issuance
 of common stock for
 cash at $.07             135,000         9,677            --            --            --            --            --            --

Net change in
 unrealized gains
 (losses) on available
 for sale securities           --            --            --            --            --            --        37,760            --

Net loss for the
 year ended December
 31, 2000                      --            --            --      (347,243)           --            --            --            --
                      ------------  ------------  ------------  ------------  ------------  ------------  ------------  ------------

Balance, December
 31, 2000               6,009,853     2,277,421            --    (2,242,744)     (324,852)     (161,161)      (30,051)           --

3/27/01 - Issuance
 of common stock for
 services at $0.10          6,000           600            --            --            --            --            --            --

4/6/01 - Issuance of
 common stock for
 services at $0.07        300,000        21,000            --            --            --            --            --            --

4/17/01 - Issuance of
 common stock for
 services at $0.10         10,000         1,000            --            --            --            --            --            --

6/30/01 - Issuance of
 common stock for
 cash at $0.35            271,430        95,000            --            --            --            --            --            --

7/10/01 - Issuance of
 common stock for
 lease at $0.25           400,000       100,000            --            --             --           --            --      (100,000)

8/13/01 - Issuance of
 treasury stock for
 services at $0.18             --            --            --            --       305,852        53,585            --            --

8/13/01 - Difference in
 issue price of treasury
 stock and original
 repurchase price              --       (97,899)           --            --            --        97,899            --            --

8/13/01 - Cancel treasury
 stock                         --        (9,677)           --            --        19,000         9,677            --            --

Net change in unrealized
 gains (losses) on
 available for sale
 securities                    --            --            --            --            --            --          (518)           --

Amortization of prepaid
 expenses                      --            --            --            --            --            --            --        50,000

Net losses for the
 year ended December
 31, 2001                      --            --            --      (578,283)           --            --            --            --
                      ------------  ------------  ------------  ------------  ------------  ------------  ------------  ------------


                                                                 39

                            Common Stock          Additional     Retained          Treasury Stock         Accumulated
                      --------------------------    Paid-In      Earnings     --------------------------  Comprehensive   Prepaid
                         Shares       Amount        Capital      (Deficit)       Shares        Amount       Income       Expenses
                      ------------  ------------  ------------  ------------  ------------  ------------  ------------  ------------

Balance, December
 31, 2001               6,997,283     2,387,445            --    (2,821,027)           --            --       (30,569)      (50,000)

3/18/02 - Issuance
 of common stock for
 services at $.10         440,000        44,000            --            --            --            --            --            --

Amortization of
 prepaid expenses              --            --            --            --            --            --            --        25,000

Net Income for
 period ended March
 31, 2002                      --            --            --        61,216            --            --            --            --
                      ------------  ------------  ------------  ------------  ------------  ------------  ------------  ------------

Balance, March
 31, 2002 (unaudited)   7,437,283   $ 2,431,445   $        --   $(2,759,811)           --   $        --   $   (30,569)  $   (25,000)
                      ============  ============  ============  ============  ============  ============  ============  ============




                                                                 40


                                        ATLAS MINING COMPANY
                                CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                    For the three
                                                     months ended        For the years ended
                                                      March 31       December 31      December 31
                                                       2002             2001              2000
                                                   --------------   --------------   --------------
                                                    (unaudited)
         CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)                                  $      61,216    $    (578,283)   $    (347,243)
Adjustments to reconcile net income
    (loss) to net cash provided (used)
    by operating activities:
  Depreciation                                            15,505          175,440          176,140
  Bad debt                                                    --            5,296               --
  Gain on sale of equipment                                   --               --              (79)
  (Gain) loss on sale of investments                          --               --           25,598
  (Gain)on Settlement of Debt                           (262,732)              --               --
  Shares issued for services                              44,000           76,185
                                                                                            14,600
  Amortization of prepaid expenses (equity)                   --           50,000               --
  Note issued for wages                                       --               --
                                                                                            36,451
  Accrued interest and Accounts payable included
   in settlement of debt                                  97,476               --               --
  Minority interest                                           --             (183)            (113)
  (Increase) decrease in:
    Trade accounts receivable                              6,766          119,214         (141,671)
    Contracting supplies                                      --               --              567
    Deposits and prepaids                                 25,667            2,472             (712)
    Other current receivables                                (41)          (1,010)              80
    Deferred taxes                                            --               --           16,953
    Accounts payable and accrued
      expenses                                          (116,882)          22,489          131,298
                                                   --------------   --------------   --------------
Net Cash Provided (Used) by
  Investing Activities                                  (129,025)        (128,380)         (88,131)
                                                   --------------   --------------   --------------

Cash Flows From Investing Activities
  Proceeds from notes receivable                              --           24,750            2,897
  Proceeds from sale of investments                           --               --           38,567
  Purchase of other investments                               --           (8,700)              --
  Purchase of property and equipment                          --               --
  Proceeds from sale of property and
     equipment                                                --               --            6,276
                                                   --------------   --------------   --------------
    Net Cash Provided (Used) by
     Investing Activities                                     --           16,050           47,740
                                                   --------------   --------------   --------------

Cash Flows From Financing Activities
  Proceeds from notes payable                            139,515           31,300          395,943
  Payments on notes payable                                 (443)         (45,749)
                                                                                          (304,420)
  Proceeds from line of credit                                --            8,795               --
  Payments on line of credit                              (1,444)         (54,863)              --
  Proceeds from issuance of common
    stock                                                     --           95,000            9,677
                                                   --------------   --------------   --------------

                                                 41


                                        ATLAS MINING COMPANY
                                Consolidated Statements of Cash Flows


                                                    For the three
                                                     months ended        For the years ended
                                                      March 31       December 31      December 31
                                                       2002             2001              2000
                                                   --------------   --------------   --------------
                                                    (unaudited)

Net Cash Provided (Used) By
   Financing Activities                                  137,628           34,483          101,200
                                                   --------------   --------------   --------------

  Net Increase (Decrease) in Cash
     and Cash Equivalents                                  8,603          (77,847)          60,809
Cash and cash equivalents
    beginning of year                                         --           77,847           17,038
                                                   --------------   --------------   --------------

Cash and cash equivalents
   end of year                                     $       8,603    $          --    $      77,847
                                                   ==============   ==============   ==============

SUPPLEMENTAL CASH FLOWS INFORMATION:
Cash paid for interest                             $      17,504    $      52,500    $      84,422
                                                   ==============   ==============   ==============
Cash paid for income taxes                         $          --    $          --    $          --
                                                   ==============   ==============   ==============

SUPPLEMENTAL SCHEDULE OF NONCASH
    INVESTING AND FINANCING ACTIVITIES:
Common stock issued for services                   $      44,000    $      76,185    $      10,750
                                                   ==============   ==============   ==============
Common stock issued for prepaid expenses           $          --    $     100,000    $          --
                                                   ==============   ==============   ==============


                                                 42

                              ATLAS MINING COMPANY
                        NOTES TO THE FINANCIAL STATEMENTS
             March 31, 2002 (unaudited), December 31, 2001 and 2000

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         a. Organization

         Atlas Mining Company, ("the Company") was incorporated in the state of Idaho on March 4, 1924. The Company was formed for the purpose of exploring and developing the Atlas mine, a consolidation of several patented mining claims located in Coeur d' Alene mining district near Mullan, Idaho. The Company eventually became inactive as a result of low silver prices.

         In September 1997, the Company became active and purchased substantially all of the operating equipment and mining supplies from Fausett International, Inc., a related party. The purchase price was $1,416,099 which consisted of $50,000 cash, 875,000 shares of the Company's common stock valued at $350,000 and a note payable of $1,016,094. After the purchase, the Company commenced contracting operations through the trade name, Atlas Fausett Contracting. Through Atlas Fausett Contracting, the Company provides shaft sinking, underground mine development and contracting primarily to companies in the mining and civil industries. The Company also pursues property acquisitions and resource development projects.

         In 1997 and 1998, the Company was to exchange 844,560 shares of its common stock for all of the outstanding shares of Sierra Silver Lead Mines, Inc. (Sierra), an Idaho corporation. As of December 31, 1999, 391,114 shares of the Company's common stock had not been exchanged. The Company was unable to locate some of the shareholders of Sierra. Therefore, the Company agreed to transfer the stock to an Atlas Mining Company Trust account in trust for the unlocated shareholders of Sierra Silver.

         The acquisition of Sierra has been recorded as a purchase. The purchase price was $276,157. All of the assets and liabilities of Sierra were transferred to the Company and Sierra ceased to exist.

         In April 1999, the Company exchanged 741,816 shares of its common stock and paid cash of $15,770 for all of the outstanding shares of Olympic Silver Resources, Inc. (Olympic), a Nevada corporation. Olympic held the rights to the San Acacio Mine in Zacatecas, Mexico. The purchase price was $228,566. The acquisition has been recorded as a purchase and all of the assets and liabilities were transferred to the Company.

                              ATLAS MINING COMPANY
                        Notes to the Financial Statements
             March 31, 2002 (unaudited), December 31, 2001 and 2000


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         In 1998 and 1999, the Company exchanged 71,238 shares of its common stock for 53% of the outstanding shares of Park Copper and Gold Mining, Ltd. (Park Copper), and Idaho corporation. The purchase price was $72,825. The acquisition has been recorded as a purchase.

         b. Revenue and Cost Recognition

         The Company recognizes income and expenses on the accrual basis of accounting. Revenues from unit price contracts are recognized on the units produced method which management considers to be the best available measure of progress on contracts.

         Contract costs include al direct material and labor costs and those indirect costs related to contract performance, such a indirect labor, supplies, tools, repairs, and depreciation costs. Costs associated with the start-up of contracts are capitalized as deferred contract costs and amortized to expense over the life of the contract. General and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions, and final contract settlements may result in revisions to costs and income and are recognized in the period in which revisions are determined.

         Contract claims are included in revenue when realization is probable and can be reliably estimated.

         c. Bad Debts

         Bad debts on receivables are charged to expense in the year the receivable is determined uncollectible, therefore, no allowance for doubtful accounts is included in the financial statements. Amounts determined as uncollectible are not significant to the overall presentation of the financial statements.

         d. Basis of Consolidation

         The consolidated financial statements include the accounts of Park Copper & Gold Mining Ltd. Al significant inter-company accounts and transactions have been eliminated in the consolidation.

                              ATLAS MINING COMPANY
                        Notes to The Financial Statements
             March 31, 2002 (unaudited), December 31, 2001 and 2000


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         e. Earnings (Loss) Per Share

         The computation of earnings per share of common stock is based on the weighted average number of shares outstanding at the date of the financial statements.

                                           Income (loss)   Shares     Per-Share
                                            (Numerator) (Denominator)   Amount
                                            ----------   ----------   ----------

         For the three months ended
           March 31, 2002 (unaudited):
         Basic EPS
         Income (loss) to common
           stockholders                     $  61,216    7,055,950    $    0.01
                                            ==========   ==========   ==========
         For the year ended December 31,
           2001:
         Basic EPS
         Income (loss) to common
           stockholders                     $(578,283)   6,057,758    $   (0.09)
                                            ==========   ==========   ==========
         For the year ended December 31,
           2000:
         Basic EPS
         Income (loss) to common
           shareholders                     $(347,243)   5,846,472    $   (0.05)
                                            ==========   ==========   ==========

         f. Cash and Cash Equivalents

         The Company considers all highly liquid investments with maturities of three months or less to be cash equivalents.

         g. Income Taxes

         Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes. Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss, tax credit carry-forwards, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are

                              ATLAS MINING COMPANY
                        Notes to The Financial Statements
             March 31, 2002 (unaudited), December 31, 2001 and 2000


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

                                                    March 31, 2002       December 31,
                                                      ----------   -----------------------
                                                     (unaudited)     2001          2000
                                                      ----------   ----------   ----------
Deferred tax assets:
   Net operation loss carry-forwards                  $ 449,053    $ 466,915    $ 321,651
   Contribution carry-forwards                              149          148          148
   Unrealized loss on available for sale securities       7,630        7,630        7,550
Total Deferred Tax Assets                               456,831      474,693      329,299

Valuation allowance for deferred tax assets            (446,705)    (464,567)    (316,332)
                                                      ----------   ----------   ----------

                                                         10,126       10,126       12,967
                                                      ----------   ----------   ----------
Deferred tax liabilities:
    Tax over book depreciation                           10,126       10,126       12,967
                                                      ----------   ----------   ----------

Total Deferred Tax Liabilities                           10,126       10,126       12,967
                                                      ----------   ----------   ----------
                                                      $      --    $      --    $      --
                                                      ==========   ==========   ==========

At March 31, 2002, the Company has net operating losses of $1,543,139 which expire from 2002 through 2020. At December 31, 2001, the Company has net operating losses of $1,604,355 which expire from 2002 through 2020.

         h. Available for Sale Investments

         Management determines the appropriate classification of marketable equity security investments at the time of purchase and reevaluates such designation as of each balance sheet date. Unrestricted marketable equity securities have been classified as available for sale. Available for sale securities are carried at fair value, with the unrealized gains and losses, net of tax, reported as a net amount in accumulated comprehensive income. Realized gains and losses and declines in value judged to be other-than-temporary on available for sale securities are included in investment income. The cost of securities sold is based on the specific identification method. Interest and dividends on securities classified as available for sale are included in investment income.

                              ATLAS MINING COMPANY
                        Notes to The Financial Statements
             March 31, 2002 (unaudited), December 31, 2001 and 2000


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

h.       Available for Sale Investments (Continued)

         Following is a summary of available for sale equity securities which are concentrated in companies in the mining industry:

                                             Gross        Gross
                                           Unrealized   Unrealized   Estimated
                                 Cost        Gains        Losses     Fair Value
                              ----------   ----------   ----------   ----------
         March 31, 2002
          (unaudited)         $  42,033    $      --    $ (30,569)   $  11,464
         December 31, 2001    $  42,033    $      --    $ (30,569)   $  11,464
         December 31, 2000    $  33,325    $      --    $ (30,051)   $   3,274

         i. Contracting Supplies

         Contracting supplies, consisting primarily of bits, steel, and other mining related equipment, are stated at the lower of cost (first-in, first-out) or market. In addition, equipment repair parts and maintenance items are also included at cost.

         j. Use of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. In these financial statements assets and liabilities involve extensive reliance on management's estimates. Actual results could differ from those estimates.

         k. Property and Equipment

         Property and equipment are carried at cost. Depreciation and amortization is computed on the straight-line method over the estimated useful lives of the assets as follows:
                                                                      Estimated
                                                                     Useful Life
                                                                     -----------

         Building                                                    39 years
         Mining equipment                                            2-8 years
         Office and shop furniture and equipment                     5-8 years
         Vehicles                                                    5 years

                              ATLAS MINING COMPANY
                        Notes to The Financial Statements
             March 31, 2002 (unaudited), December 31, 2001 and 2000


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         k. Property and Equipment (Continued)

         In accordance with Financial Accounting Standards Board Statement No. 121, the Company records impairment of ling-lived assets to be held and used or to be disposed of when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount. At March 31, 2002, December 31, 2001 and 2000, no impairments were 00 recognized.

         l. Financial Instruments

         The recorded amounts of financial instruments, including cash equivalents, receivables, investments, accounts payable and accrued expenses, and long-term debt approximate their market values as of March 31, 2002, December 31, 2001 and 2000. The Company has no investments in derivative financial instruments.

         m. Mining Exploration and Development Costs

         The company has elected to expense all mining exploration and development costs due to the inactivity of their mining operations. At such a time as mining continues in any of the Company's properties, the Company will capitalize costs of developing the properties, when future benefit of the costs can be identified.

NOTE 2 - GOING CONCERN

         The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company is dependent upon raising capital to continue operations. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. It is management's plan to raise additional funds to continue its operations. In 2001 and 2000 the Company pursued an SB-2 filing with the Securities and Exchange Commission (SEC). It is managements intent to continue the filing process, which when completed will fully register Atlas Mining Company as required by the SEC, and authorize the Company to offer 6 million shares of common stock for sale. Management intends to cut back overhead expenses enough to survive on logging revenues the next twelve months. In addition, management intends to exploit the Dragon Mine to generate revenues, and if operations don't provide enough operating capital, the company will sell restricted shares to accredited investors, and refinance properties and receive cash-back from the equity therein.

                              ATLAS MINING COMPANY
                        Notes to The Financial Statements
             March 31, 2002 (unaudited), December 31, 2001 and 2000


NOTE 3 - NOTES RECEIVABLE

         Notes receivable at March 31, 2002, December 31, 2001 and 2000 consist of the following:

                                                             March 31,          December 31,
                                                               2002           2001         2000
                                                            -----------   -----------   -----------
                                                            (unaudited)
         Note receivable bearing interest at 10% per
         annum, Due in annual installments of $5,000
         plus accrued interest, secured by property                 --            --        30,046
                                                            -----------   -----------   -----------

                  Total                                             --            --        30,046

         Less current portion                                       --            --         5,000
                                                            -----------   -----------   -----------

         Notes receivable - long term                       $       --    $       --    $   25,046
                                                            ===========   ===========   ===========

NOTE 4 - LONG-TERM LIABILITIES

         Long- term liabilities are detailed in the following schedules as of March 31, 2002, December 31, 2001 and 2000:

                                                             March 31,          December 31,
                                                               2002           2001         2000
                                                            -----------   -----------   -----------
                                                            (unaudited)
         Note payable to a company, due in monthly
         payments of $1,000 with a balloon payment
         due at maturity, including interest at 9%.
         The note matured August 16, 2001, now in default.  $   53,250    $   53,250    $   53,250

         Note payable to a lending company, due
         in monthly installments of $578, including
         interest at 11.99%. The note is due in August
         2003 and collateralized by a vehicle.                  14,933        16,393        17,450

         Note payable to a mortgage company, due in
         monthly installments of $1,614, including
         interest at 16%. The note is due in August
         2005, secured by the proceeds of a logging
         agreement and collateralized by land and a
         building.                                             119,606       119,606       119,981

         Note payable on settlement of equipment debt
         with interest at 7%. and matures on May 7, 2002.       53,500            --            --

                                       49

                              ATLAS MINING COMPANY
                        Notes to The Financial Statements
             March 31, 2002 (unaudited), December 31, 2001 and 2000

NOTE 4 - LONG-TERM LIABILITIES (Continued)
                                                             March 31,          December 31,
                                                               2002           2001         2000
                                                            -----------   -----------   -----------
                                                            (unaudited)
         Note to a mining company payable on demand
         and bears no interest                              $  105,000    $       --    $       --

         Note payable to a bank, principal due at maturity
         with interest at 11%.  The note matured February 1,
         2001.                                                      --            --        13,164
                                                            -----------   -----------   -----------

         Total Notes Payable:                                  346,294       189,249       203,845
                                                            -----------   -----------   -----------

         Notes payable - related party:

         Note payable to Fausett International Inc. due in
         monthly payments of $15,000, including interest at
         8.75% and is collateralized by all equipment and
         mining supplies. The note settled in February 2002
         with new maturity of May 6, 2002.                          --       782,741       782,741

         Note payable to an officer, payable on demand and
         bears no interest.                                    149,163       114,648       114,501

         Note payable to a board of director, payable on
         demand and bears no interest.                              --        15,000        15,000
                                                            -----------   -----------   -----------

         Total Notes Payable - Related Party                $  149,163    $  912,389    $  912,242
                                                            -----------   -----------   -----------

         Total Long-term Liabilities                        $  495,457    $1,101,638    $1,116,087

         Less Current Portion                                 (110,518)      (81,370)      (96,429)
         Less Current Portion-related party                   (149,163)     (912,389)     (912,242)
                                                            -----------   -----------   -----------

         Total Current Portion                                (259,681)     (993,759)   (1,008,671)
                                                            -----------   -----------   -----------

         Total Long-Term Liabilities                        $  235,776    $  107,879    $  107,416
                                                            ===========   ===========   ===========

         Future minimum principal payments on notes payable are as follows:

            2002                                           $   259,681
            2003                                                 6,936
            2004                                                12,081
            2005                                               226,759
                                                           ------------
            Total                                          $   495,457
                                                           ============

                              ATLAS MINING COMPANY
                     Notes to The Financial Statements March
                31, 2002 (unaudited), December 31, 2001 and 2000


NOTE 5 - LINE OF CREDIT

         In 2001 and 2000, the Company has an unsecured line of credit for $50,000 at an interest rate of prime plus 6%. The balance of the line of credit at March 31, 2002, December 31, 2001 and 2000 is $30,713, $32,517 and $39,503, respectively.

         In 2000, the Company entered into an agreement whereby advances are received by pledging accounts receivable as collateral. At March 31, 2002, December 31, 2001 and 2000, the balance of the advances is $0, $0, and $38,715, respectively. Interest is payable after 90 days at .17% daily.


NOTE 6 - RELATED PARTY TRANSACTIONS

         In 1997, the Company purchased the operating equipment and contracting supplies from Fausett International, Inc. The owner of Fausett was also a Board of Director of the Company. The balance of the notes payable in connection with the purchase as of December 31, 2001 and 2000 is $782,741. No principal payments were made during 2001 and 2000. The interest paid during 2001 and 2000 was $52,500 and $60,000, respectively. This agreement was cancelled in February, 2002.

         During 2000, a Board of Director loaned the Company $15,000. The note is payable upon demand and bears no interest. The balance of the note at December 31, 2001 and 2000 is $15,000.

         The Company leased office space from a Board of Director for $1,100 per month, on a month to month basis. In 2001 and 2000, the Company paid $15,400 and $2,200, respectively. In 2002, the Company moved its offices to a new location and now pays $300. per month.

         The Company entered into a consulting agreement in connection with the asset purchase of Fausett International, Inc. The owner was to be paid $1,500 per month for 36 months beginning October 1, 1997. There were no payments made during 2001 and 2000. In February, 2002, this agreement was cancelled.

         During 2002, 2001 and 2000, an officer loaned the Company $34,515, $31,300 and $36,000, respectively. In 2001 and 2000, the Company paid $31,153 and $-0- on the loan. The loan balance at March 31, 2002, December 31, 2001 and 2000 is $149,163, $114,648 and $114,501,
         respectively.

NOTE 7 - STOCK OPTIONS

         In 1998, the Company adopted a non-qualified stock option plan authorizing the granting to officers, directors, or employees options to purchase common stock. Options are granted by the Administrative Committee, which is elected by the

                              ATLAS MINING COMPANY
                        Notes to The Financial Statements
             March 31, 2002 (unaudited), December 31, 2001 and 2000


NOTE 7 - STOCK OPTIONS (Continued)

         Board of Directors. The number of options granted under this plan and any other plans active may not exceed 10% of the currently issued and outstanding shares of the Company's common stock. The term of each option granted is determined by the Committee, but cannot be for more than five years from the date the option is granted. The option priced per share with each option granted will be fixed by the Administrative Committee on the date of grant. At December 31, 2001, no options had been granted under this plan. The Company adopted an incentive stock option plan in 1998. The stock option plan permits the Company to grant to key employees options to purchase shares of stock in the Company at the direction of the Committee. The price of shares purchased must be equal to or greater than fair market value of the common stock at the date. As of March 31, 2002, no options have been granted under the plan.

NOTE 8 - COMMITMENTS AND CONTINGENCIES

         On July 10, 2001, the Company entered into an agreement to lease and possibly purchase a mine in Juab County, UT. The Company has the sole option to renew the lease on an annual basis. The Company paid the first year of the lease through the issuance of 400,000 shares of its common stock valued at $100,000. This amount has been recorded as a prepaid expense in the equity section of the balance sheet and is being amortized over a one year period. For subsequent years, the agreement requires that the lease payments be made through the issuance of 100,000 shares of the Company's common stock. If during any one year period the Company sells $1,000,000 of product from the mine, the Company has the option to purchase the mine for $500,000. In addition to the $500,000 payment, the Company will pay a 3% royalty on the gross sales from the mine.

NOTE 9 - GAIN ON SETTLEMENT OF DEBT


         On February 5, 2002, the Company signed an agreement to settle its outstanding debt, accrued interest and accounts payable due to a related party. The total balance payable to the related party was approximately $890,000. The Company has returned the related party assets which have a net book value of approximately $679,000. In exchange, the related party has forgiven the debt of $890,000 and has accepted a new note in the amount of $53,500. The Company recognized a gain of $262,732.

NOTE 10 - UNAUDITED INFORMATION

         The financial statements for three months ended March 31, 2002 were taken from the books and records of the Company without audit. However, information reflects all adjustments which are, in the opinion of management, necessary to properly reflect the results of the three months ended March 31, 2002, and are of a normal, recurring nature. The information presented is not necessarily indicative of the results from operations expected for the full fiscal year.

-----------------------------------------------------------           --------------------------------------------
No person is authorized to give any information or
to make any representation other than those contained
in this prospectus, and if made such information or
representation must not be relied upon as having been
given or authorized.  This prospectus does not                                       ATLAS MINING COMPANY
constitute an offer to sell or a solicitation of an
offer to buy any securities other than the Securities                          6,740,000 Shares of Common Stock
offered by this prospectus or an offer to sell or a
solicitation of an offer to buy the Securities in any
jurisdiction to any person to whom it is unlawful to
make such offer or solicitation in such jurisdiction.

The delivery of this prospectus shall not, under any
circumstances, create any implication that there has
been no changes in the affairs of the Company since
the date of this prospectus. However, in the event                                   [ATLAS MINING LOGO]
of a material change, this prospectus will be
amended or supplemented accordingly.


                       TABLE OF CONTENTS
                                                   Page
                                                   ----

PROSPECTUS SUMMARY....................................3
RISK FACTORS..........................................6
USE OF PROCEEDS.......................................9
Selling Securityholders..............................10
DETERMINATION OF OFFERING PRICE......................10
PLAN OF DISTRIBUTION.................................12                         ---------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF PLAN OF                                           PROSPECTUS
OPERATION............................................14                         ---------------------------
DESCRIPTION OF BUSINESS..............................17
DESCRIPTION OF PROPERTY..............................22
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL
PERSONS..............................................26
EXECUTIVE COMPENSATION...............................27
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.......29
MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER
MATTERS..............................................30
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT...........................................30                                July __, 2002
DESCRIPTION OF SECURITIES............................31
LEGAL PROCEEDINGS....................................32
INTEREST OF NAMED EXPERTS AND COUNSEL................32
INDEMNIFICATION......................................32
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
ACCOUNTING AND FINANCIAL DISCLOSURE..................33
INDEX TO FINANCIAL STATEMENTS........................

-----------------------------------------------------------           --------------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24: INDEMNIFICATION OF DIRECTORS AND OFFICERS

           The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officers of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

         a. Title 30, Chapter 1 of the Idaho Revised Statutes provides for the indemnification of a corporation's officers and directors under certain circumstances.

         b. Article VII of Registrant's Amended Articles of Incorporation provides, in part:

                       "A director shall not be held liable to the company or
               its shareholders for monetary damages for any action taken or any failure to take any action as a director except to the minimum degree required under Idaho law as it now exists or hereafter may be amended. Further, the company is authorized to indemnify, agree to indemnify, or obligate itself or advance or reimburse expenses incurred by its directors, officers, employees, or agents to the full extent of the laws of the state of Idaho as may now or hereafter exist; excepting incidents involving intentional violation of criminal law."


Item 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The estimated expenses of the offering, all of which are to be borne by the Company, are as follows:

                  SEC Filing Fee*                                    $3,000
                  Printing Expenses*                                  5,000
                  Accounting Fees and Expenses*                      20,000
                  Legal Fees and Expenses*                           67,000
                  Blue Sky Fees and Expenses*                         2,000
                  Registrar and Transfer Agent Fee*                   1,000
                  Miscellaneous*                                      2,000
                  ---------------------------------------------------------

                           Total*                                  $100,000
*Estimated

Item 26: RECENT SALES OF UNREGISTERED SECURITIES

         In September 1997, the Company issued 875,000 shares of common stock (valued at $350,000) to Fausett International, Inc. for the purchase of mining equipment and tools. The shares issued were exempt from registration pursuant to
Section 4(2) of the Securities Act because the issuance was not a public offering.

         In 1997, Atlas issued 842, 964 shares of common stock (valued at $276,157) to Sierra Silver Lead Mining Company in order to acquire Sierra Silver Lead Mining Company, an Idaho corporation. Atlas issued 1 share of the company's common stock for every 3.76 shares of Sierra Silver. The shares issued were exempt from registration pursuant to Section 4(2) of the Securities Act because the issuance was not a public offering.

         In February 1999, the Company issued approximately 750,000 share of common stock (valued at $232,500) to the shareholders of Olympic Silver Resources, Inc., a Nevada corporation, in order to purchase the majority outstanding shares of Olympic. The shares issued were exempt from registration pursuant to Section 4(2) of the Securities Act because the issuance was not a public offering.

         In 1999 the Company issued 96,903 shares of common stock to Park Copper and Gold Mining Company acquire 53% interest in Park Copper and Gold Mining Company. The shares issued were exempt from registration pursuant to Section 4(2) of the Securities Act because this issuance was not a public offering.

         In July, 2001, the Company issued 271,430 shares of common stock to Summa Metals Corporation for $95,000 cash payment from Summa Metals Corporation. The shares issued were exempt from registration pursuant to Section 4(2) of the Securities Act because this issuance was not a public offering.

         In July, 2001, the Company issued 400,000 shares of common stock to Conjecture Silver Mines to acquire the interest in the Dragon Mine in Juab County, Utah. The shares issued were exempt from registration pursuant to
Section 4(2) of the Securities Act because this issuance was not a public offering.
         In, 2001, the Company issued 300,000 shares of common stock to William
T. Jacobson for $21,000. The shares issued were exempt from registration pursuant to Section 4(2) and Rule 506 of Regulation D of the Securities Act because this issuance was not a public offering.

         In March 2002, the Company issued 440,000 shares of common stock to 4 consultants of the Company in exchange for marketing and legal advisory services. The shares issued were exempt from registration pursuant to Section 4(2) of the Securities Act.

Item 27.   EXHIBITS.

         a. The following Exhibits are filed as part of this Registration Statement pursuant to Item 601 of Regulation S-B:

Number                Description
------                -----------


3.1                   Articles of Incorporation, as amended*

3.2                   Bylaws, as amended*

5.0                   Legal Opinion of Pollet, Richardson & Patel, A Law
                      Corporation

10.1                  Atlas Mining Company Common Stock Subscription Agreement

10.2                  Dragon Mine Lease Purchase Agreement*

10.3 Article of Merger of Sierra Silver-Lead Mining Company and Atlas Mining Company*

10.4                  Equipment Purchase Agreement*

10.5                  Stock Option Plan of Atlas Mining Company*

10.6                  Incentive Stock Option Plan of Atlas Mining Company*

10.7                  Investment Marketing Agreement*

10.8                  Moss Adams, LLP Promissory Note*

10.9                  CLS Mortgage Company [Promissory Note]*

10.10                 Fausett Cancellation Agreement*

10.11                 Attorney-Client Fee Agreement

10.12                 Professional Adjusters Inc. Appraisal and Clyde James
                      Resume

21.0                  Subsidiaries of the Registrant*

23.1                  Independent Auditors Consent

23.2                  Consent of Pollet, Richardson & Patel (included in Exhibit
                      5.0)

23.3                  Consent of Independent Appraiser

* - Indicates exhibit was previously filed with Amendment No. 4 to this Form
    SB-2


Item 17.     UNDERTAKINGS.

             Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel that the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

             The undersigned Registrant hereby undertakes:

         1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         4. To provide, upon effectiveness, certificates in such denominations and registered in such names as are required to permit prompt delivery to each purchaser.

                                   SIGNATURES


         Pursuant to the requirements of the 1933 Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement on Form SB-2 to be signed on its behalf by the undersigned thereunto duly authorized. In the City of Osburn, State of Idaho on the 26th day of June, 2002.

                                              ATLAS MINING COMPANY,
                                              an Idaho corporation



                                              /s/ William T. Jacobson, President

             Pursuant to the requirements of the 1933 Securities Act, this Form SB-2 Registration Statement has been signed by the following persons in the capacities with Atlas Mining Company and on the dates indicated.




     Dated: June 26, 2002           /s/ William T. Jacobson
                                    -------------------------------------------
                                    William T. Jacobson, Chief Executive Officer
                                    and President


     Dated: June 26, 2002           /s/ Jack Harvey
                                    -------------------------------------------
                                    Jack Harvey, Vice President and
                                    Director

     Dated: June 26, 2002           /s/ Kurt Hoffman
                                    -------------------------------------------
                                    Kurt Hoffman, Treasurer, Director and
                                    Principal Financial Officer

     Dated: June 26, 2002           /s/ Thomas E. Groce
                                    -------------------------------------------
                                    Thomas E. Groce, Director


     Dated: June 26, 2002           /s/ Marqueta Martinez
                                    -------------------------------------------
                                    Marqueta Martinez, Secretary, Chief
                                    Accounting Officer and Controller